SECURED REVOLVING CREDIT AGREEMENT
DATED AS OF OCTOBER 25, 2013
AMONG
INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP,
AS BORROWER
AND
THE HUNTINGTON NATIONAL BANK,
AS LENDER

SECURED REVOLVING CREDIT AGREEMENT

This Secured Revolving Credit Agreement (“Agreement”), dated as of October 25, 2013, is between Independence Realty Operating Partnership, LP, a limited partnership organized under the laws of the State of Delaware (the “Borrower”) and The Huntington National Bank, a national banking association (the “Lender”).

RECITALS

A. Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing multifamily properties.

B. Borrower’s sole general partner, Independence Realty Trust, Inc., a Maryland corporation is qualified as a real estate investment trust under Section 856 of the Code.

C. Borrower desires to obtain a line of credit for its general corporate purposes, including working capital, capital expenses and acquisition (directly or indirectly) of multifamily properties, and the Lender is willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Adjusted Tangible Net Worth” means the sum of (i) Consolidated Tangible Net Worth plus (ii) accumulated depreciation, all in accordance with GAAP.

“Adjusted Total EBITDA” means Total EBITDA minus the Capital Expenditure Reserve.

“Advance” means an advance hereunder made by the Lender to Borrower.

“Advisor” means Independence Realty Advisors, LLC.

“Affiliate” shall mean as to any Person, any other Person (excluding any Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by control or otherwise.

“Agreement” means this Secured Revolving Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.

“Anti-Terrorism Laws” means those laws and sanctions relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1 et. seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et. seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Chief Executive Officer, President, or Chief Financial Officer of the Parent Guarantor, acting singly.

“Available Amount” means, as of any date, as to the Borrowing Base Pool as a whole, the lowest of:

(a) The Commitment;

(b) Sixty percent (60%) of the total acquisition costs of all Borrowing Base Properties; and

(c) The maximum amount of Advances that could be outstanding without causing the Debt Service Coverage Ratio for all Borrowing Base Properties to be less than 1.35 to 1.00, in the aggregate.

“Available Per Property Amount” means, as of any date, as to any specific Borrowing Base Property, the lowest of:

(a) The Commitment;

(b) Sixty percent (60%) of the total acquisition cost of such Borrowing Base Property; and

(c) The maximum amount of Advances with respect to such Borrowing Base Property that could be outstanding without causing the Debt Service Coverage Ratio applicable to that specific Borrowing Base Property only to be less than 1.35 to 1.00, in the aggregate.

“Banking Day” shall mean any day other than a Saturday or a Sunday on which banks in Columbus, Ohio are required to be open for business, and on which banks in London, England, settle payments.

“Bankruptcy Code” means the Bankruptcy Code of the United States of America, as amended from time to time.

“Blocked Person” means any of the following: (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (e) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (f) a Person who is affiliated or associated with a Person listed above.

“Borrower” is defined in the introductory paragraph hereof.

“Borrowing Base Pool” means, as of any date, all Borrowing Base Properties as of such date.

“Borrowing Base Property” means, as of any date, any Project which has been added as a Borrowing Base Property pursuant to Section 2.17 and which has not subsequently (i) been released from the Borrowing Base Pool in accordance with Section 2.17(iii) hereof or (ii) been excluded from the Borrowing Base Pool in accordance with Section 2.8 hereof due to the expiration of six (6) months from the date of its addition to the Borrowing Base Pool.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means any day other than a Saturday, a Sunday, or a federal holiday, on which Lender is open for business.

“Capital Expenditure Reserve” means with respect to any Project, an annual amount equal to $200 per annum per apartment unit in such Project, but to include only the Consolidated Group Pro Rata Share of such amount with respect to Projects which are owned by an Investment Affiliate, provided however that this calculation shall exclude those units in a Project for which the owner of such Project has funds specifically held by its mortgage lender for the purpose of funding future capital improvements to such units.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means, as of any date:

(a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(b) mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(c) certificates of deposit or other interest-bearing obligations of the Lender (or an Affiliate thereof) or a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(d) certificates of deposit or other interest-bearing obligations of the Lender (or an Affiliate thereof) or a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(e) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(g) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(h) commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change of Control” means (i) any transfer of the general partnership interests in Parent Guarantor, or (ii) any transfer of more than 49% of the limited partnership interests in Borrower or 100% of the general partnership interests in Borrower, or (iii) a change in (a) the Chief Executive Officer and Chief Financial Officer of Parent Guarantor, (b) the Advisor and (c) the President of Advisor, all of which occur within a consecutive six (6) month period, provided that if all of the foregoing individuals shall die or become disabled or otherwise cease to be active in the management of Borrower or Advisor, as applicable, Borrower or Advisor, as applicable, shall have one hundred twenty (120) days to retain a replacement executive of comparable experience which is reasonably satisfactory to the Lender and a Change of Control shall not be deemed to have occurred until such one hundred twenty (120) day period has elapsed.

“Change in Management” means a failure that occurs simultaneously or within a consecutive six (6) month period, of (a) the Chief Executive Officer and Chief Financial Officer, (b) the Advisor and (c) the President of Advisor as of the Agreement Execution Date (or any successor to either such individual hereafter approved by the Lender) to continue to be active on a daily basis in the management of Borrower provided that if all of the foregoing individuals shall die or become disabled or otherwise cease to be active in the management of Borrower or Advisor, as applicable, Borrower or Advisor, as applicable, shall have one hundred twenty (120) days to retain a replacement executive of comparable experience which is reasonably satisfactory to the Lender and a Change in Management shall not be deemed to have occurred until such one hundred twenty (120) day period has elapsed.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all of the property, rights and interests of Borrower that are subject to the security interests and Liens created by the Security Documents.

“Collateral Assignment” means the Collateral Assignment of Interests in the form of Exhibit F attached hereto from Borrower to the Lender as the same may be modified, amended or restated, pursuant to which there shall be granted to the Lender a first priority lien and security interest in the applicable Pledged Equity Interests and the other interests of Borrower in the “Collateral” described therein, and any further assignments, certificates, powers, consents, acknowledgments, estoppels or UCC-1 financing statements that may be delivered in connection therewith.

“Collateral Inclusion Conditions” is defined in Section 2.17 hereof.

“Commitment” means Twenty Million Dollars ($20,000,000), as such amount may be reduced at the Borrower’s option pursuant to Section 2.2.

“Compliance Certificate” is defined in Section 6.1 hereof.

“Consolidated Group” means Parent Guarantor, Borrower and all Subsidiaries which are consolidated with them for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage interest held by the Consolidated Group, in the aggregate, in such Investment Affiliate as determined by calculating the greater of (i) the percentage of the issued and outstanding Capital Stock in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.

“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated tangible net worth of the Consolidated Group, as determined in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Daily Fluctuating LIBO Rate” means the rate obtained by dividing: (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for one (1) month periods, as offered and determined by Lender in its sole discretion based upon information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Rate Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by Lender, such other reasonably comparable money rate service as Lender may select) or upon information obtained from any other reasonable procedure, on the day which is two Banking Days prior to the day the Daily Fluctuating LIBO Rate is to change (which is each Banking Day); by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on each date the Daily Fluctuating LIBO Rate is determined by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of such System, or any other regulations of any Governmental Authority having jurisdiction with respect thereto, all as conclusively determined by Lender. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, the interest rate shall change automatically without notice to Borrower immediately on each day with each change in the Daily Fluctuating LIBO Rate, or the reserve requirement, as applicable, with any change thereto effective as of the opening of business on the day of the change. The interest rate change will not occur more often than each day. If the Daily Fluctuating LIBO Rate becomes unavailable, Lender may designate a substitute index after notifying Borrower.

“Debt Service Coverage Ratio” means, as of any date with respect to all Borrowing Base Properties, (i) an annualized amount of Net Operating Income based on the actual Net Operating Income for such Borrowing Base Properties for the most recent period of three (3) calendar months for which financial results of the Borrower have been reported (and if any such Borrowing Base Property was not owned by the applicable Subsidiary Guarantor for such full three (3) month period, Net Operating Income may be based on results disclosed to Borrower by the prior owner for the portion of such period prior to its acquisition) less (ii) the Capital Expenditure Reserve applicable to such Borrowing Base Properties divided by (iii) the then-current Implied Debt Service Payment with respect to such Borrowing Base Properties.

“Default” means an event described in Article VII.

“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.

“Development Assets” means, as of any date, all raw land, vacant out parcels and real property on which construction, redevelopment or material rehabilitation of material improvements has commenced and is continuing to be performed.

“EBITDA” means for any period and for any Person, an amount equal to such Person’s Net Income for such period plus (a) the following, to the extent deducted in calculating such Net Income: (i) such Person’s Interest Expense plus other costs related to amortization of fees and expenses relating to the issuance of indebtedness for such period, (ii) the provision for Federal, state and local income taxes payable by such Person for such period, (iii) such Person’s depreciation and amortization expense for such period, and (iv) other non-cash expenses of such Person reducing such Net Income for such period which do not represent a cash item in such period or any future period, (v) cash expenses related to third party property-specific acquisition costs separately disclosed in such Person’s financial statements and (vi) restructuring, severance, reserves or similar charges for any such period and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state and local income tax credits of the Person for such period and (ii) all non-cash items increasing such Person’s Net Income for such period, excluding non-cash items for which cash was received in a prior period or will be received in a future period.

“Eligible Borrowing Base Property” shall mean (i) any Project which does not meet the criteria below but is approved by the Lender in its sole discretion or (ii) any Project which meets the following criteria:

(a) Such Project must be wholly-owned in fee simple by a Wholly-Owned Subsidiary of Borrower that is a Subsidiary Guarantor or will be added as a Subsidiary Guarantor when such Project becomes a Borrowing Base Property.

(b) Such Project must be a stabilized multifamily property with an Occupancy Percentage of not less than ninety percent (90%).

(c) Such Project must be located in a MSA which (i) has a population of at least 1,000,000 and (ii) is one of the then-current fifty (50) largest MSAs in the continental United States.

(d) Such Project must have either (i) been completed not earlier than 1998, or (ii) if completed earlier than 1998, been Extensively Renovated to current market standards so that there is no Major Deferred Maintenance (as certified by the Borrower to the Lender in the Collateral Inclusion Documents).

(e) Such Project must be free of any Liens (other than those described in clauses (i) through (iv) of Section 6.16), pledges (including Negative Pledges) or guaranties (excluding any title company indemnities).

“Entity Acquisition” means any transaction, or any series of related transactions, consummated on or after the Agreement Execution Date, by which any of Parent Guarantor, Borrower or Subsidiary Guarantor (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company or other entity.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Borrower or any Subsidiary or any of their respective assets or Projects.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import and the rules and regulations promulgated thereunder as from time to time in effect.

“Excluded Taxes” means taxes imposed on the Lender’s overall net income, and franchise taxes imposed on it, by any jurisdiction with taxing authority over the Lender.

“Extensively Renovated” means, as to any Borrowing Base Property completed prior to 1998, that such Borrowing Base Property has had since its initial completion (i) a majority of the roofs replaced, (ii) a majority of the heating and air conditioning units replaced, (iii) a majority of the landscaping updated, (iv) a majority of the mechanical and electrical systems updated, (v) a majority of the interior components updated, such as unit finishes, common areas, appliances, and fixtures, and (vi) current computer/internet access capabilities installed. The Lender will have the option to inspect any such Borrowing Base Property and/or request photographs of such Borrowing Base Property to determine the nature of the Extensive Renovations.

“Facility” means the extension of credit to the Borrower by Lender as evidenced by this Agreement and the other Loan Documents.

“Facility Obligations” means all Obligations other than Related Swap Obligations.

“Fixed Charges” means, as of any date, the sum of (A) the Consolidated Group’s (i) total Interest Expense, (ii) total scheduled amortization on Funded Indebtedness (without double counting amounts funded with reserve accounts or sinking funds if already taken into account in determining Fixed Charges) and (iii) Preferred Dividends payable to Persons other than members of the Consolidated Group plus (B) the applicable Consolidated Group Pro Rata Share of such items (i), (ii) and (iii) on account of each Investment Affiliate.

“Funded Indebtedness” means the sum of (a) the outstanding principal amount of all obligations of the Consolidated Group, whether current or long-term, for borrowed money (including the Obligations hereunder) and all obligations of the Consolidated Group evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than surety bonds and bonds supporting utility deposits or other comparable security deposits), (b) all purchase money Indebtedness of the Consolidated Group, (c) all direct obligations of the Consolidated Group arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties (excluding non-recourse carveout guaranties), and similar instruments, (d) all obligations of the Consolidated Group in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Indebtedness of the Consolidated Group in respect of Capitalized Lease Obligations, (f) without duplication, all Guarantee Obligations (excluding non-recourse carveout guaranties) of the Consolidated Group with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above and (g) without duplication, the applicable Consolidated Group Pro Rata Share of all Indebtedness of each Investment Affiliate of the types referred to in clauses (a) through (f) above; provided, however, “Funded Indebtedness” shall exclude Intra-Company Debt, deferred income taxes, security deposits, accounts payable and accrued liabilities and any prepaid rent (as such terms are defined under GAAP).

“GAAP” means generally accepted accounting principles as promulgated by the United States of America Financial Accounting Standards Board in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or environmental or similar indemnities or customary so-called non-recourse carveout guarantees. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Hedge Contract” means any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, interest rate future agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, option agreement or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.

“Implied Debt Service Payment” means, as of any date of determination, the product of the then-current Available Amount, multiplied by a mortgage constant based on a 30-year amortization and an interest rate equal to the greater of (i) six percent (6%) or (ii) the sum of (A) one and three-quarters percent (1.75%) and (B) the then-current yield on those obligations of the United States Treasury having a maturity date closest to the tenth (10th) anniversary of such date of determination.

“Indebtedness” means, as to any Person, at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) All obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than surety bonds and bonds supporting utility deposits or other comparable security deposits);

(b) All direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties (excluding non-recourse carveout guaranties) and similar instruments;

(c) Net obligations of such Person under any Hedge Contract;

(d) All obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is recourse or non-recourse;

(f) Capitalized Lease Obligations of such Person;

(g) All obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock in such Person, valued, in the case of a redeemable preferred interest, at the liquidation preference plus accrued and unpaid dividends; and

(h) All Guarantee Obligations of such Person in respect of any of the foregoing (excluding non-recourse carveout guaranties).

“Indebtedness” shall exclude Intra-Company Debt, deferred income taxes, security deposits, accounts payable and accrued liabilities and any prepaid rent (as such terms are defined under GAAP).

“Interest Expense” means for any Person and for any period, without duplication the sum of (x) gross interest expense paid, incurred or accrued during such period by such Person (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments), including capitalized interest, plus (y) the portion of the upfront costs and expenses for Hedge Contracts relating to interest rate hedges entered into by such Person (to the extent not included in gross interest expense) fairly allocated to such Hedge Contracts as expenses for such period, as determined for such Person in accordance with GAAP, provided, that, included in Interest Expense will be all interest expense accrued by Borrowers and their respective Subsidiaries during such period, even if not payable on or before the Maturity Date, and excluded from Interest Expense will be all amortization of costs for the issuance of debt and interest accrued under any Intra-Company Debt and all upfront fees, arrangement fees, commitment fees, commissions and similar charges associated with the issuance of Indebtedness.

“Intra-Company Debt” means any Indebtedness of one or more members of the Consolidated Group due and owing to another member or members of the Consolidated Group.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, holds an ownership interest whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Leases” shall mean, collectively, all leases, subleases and similar occupancy agreements affecting any Borrowing Base Property, or any part thereof, now existing or hereafter executed and all material amendments, material modifications or supplements thereto.

“Lender” means The Huntington National Bank and its successors and assigns.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBO Advance” means an Advance that bears interest at the Daily Fluctuating LIBO Rate plus the LIBO Applicable Margin.

“LIBO Applicable Margin” means two and three-quarters percent (2.75%) per annum.

“Lien” means any lien (statutory or other), mortgage, pledge, encumbrance, priority or any other type of security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any Capitalized Lease).

“Loan Documents” means this Agreement, the Note, the Parent Guaranty, the Subsidiary Guaranties, the Collateral Assignment and any guaranties, security agreements, collateral assignments, pledge agreements, lockbox agreement, account assignments, control agreements, letter of credit application and agreement or other reimbursement agreements, any subordination agreements, intercreditor agreements and any and all other agreements, instruments and documents, including powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party or delivered to Lender in connection with this Agreement.

“Loan Parties” means, collectively, Borrower, the Parent Guarantor and the Subsidiary Guarantors.

“Major Deferred Maintenance” means, with respect to any Borrowing Base Property, any deferred maintenance at such Borrowing Base Property as of the date of its acquisition by the applicable Subsidiary Guarantor which is expected to cost more than one percent (1%) of the acquisition cost of such Borrowing Base Property.

“Management Fees” means, with respect to each Project for any period, an amount equal to the greater of (a) actual management fees payable with respect thereto and (b) four percent (4%) per annum on the gross revenues derived from such Project for such period.

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.

“Material Subsidiary” means any Subsidiary whose assets in the aggregate constitute more than 10% of then-current Total Asset Value.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means October 25, 2016, as such date may be extended pursuant to Section 2.18 hereof.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Facility.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“MSA” means a “Metropolitan Statistical Area” (as determined from time to time by the United States Office of Management and Budget).

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document and documents related to Secured Indebtedness, provided such prohibitions are limited to Property securing such Secured Indebtedness or ownership interests in such Property) which prohibits the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Income” means, for any period, the sum of (i) consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP plus (ii) without duplication, the applicable Consolidated Group Pro Rata Share of the net income (or loss) of each Investment Affiliate for such period determined in accordance with GAAP.

“Net Operating Income” means, with respect any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period; minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of ground rent, real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower, any interest expense or other debt service charges, any amortization related to above and below market leases, any straight-lining of rents under GAAP, impairment charges and any non-cash charges such as depreciation or amortization of financing costs.

“Non-Recourse Indebtedness” means that portion of Total Funded Indebtedness which is not Recourse Indebtedness.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, duly executed by Borrower and payable to the order of the Lender in the amount of the Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Notes Receivable” means all notes receivable of the Consolidated Group that are evidenced by a written and enforceable promissory note and classified as a note receivable per GAAP. Notes Receivable will exclude Intra-Company Debt.

“Obligations” means the Advances, and all accrued and unpaid fees and all other obligations of Borrower to the Lender arising under this Agreement or any of the other Loan Documents.

“Occupancy Percentage” means, as of any date, with respect to any Borrowing Base Property, the percentage of the total number of units in such Borrowing Base Property which are then demised under a Lease to tenants who are not an Affiliate of the Borrower.

“Other Taxes” is defined in Section 3.2(ii).

“Parent Guarantor” means Independence Realty Trust, Inc., a corporation organized under the laws of the State of Maryland, and its successors and assigns.

“Parent Guaranty” means the guaranty to be executed and delivered by the Parent Guarantor substantially in the form of Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

“Payment Date” means, with respect to the payment of interest accrued on any Advance, the first day of each calendar month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisitions” are defined in Section 6.15.

“Permitted Liens” are defined in Section 6.16.

“Person” means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental body.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any member of the Controlled Group may have any liability.

“Pledged Equity Interests” means, as of any date, collectively, 100% of the applicable legal, beneficial ownership interests in each Subsidiary Guarantor which owns one or more of the then-current Borrowing Base Properties, which as of the Agreement Execution Date, consist of the ownership interests shown on Schedule 1 attached hereto, together with 100% of such ownership interests in all other Wholly-Owned Subsidiaries of Borrower added as Subsidiary Guarantors hereafter, as pledged under the Collateral Assignment from time to time, less any such ownership interests which have been released from Collateral pursuant to Section 2.17(iii).

“Preferred Dividends” means, for any period, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.

“Prime Commercial Rate” means the rate established by Lender from time to time based on its consideration of economic, money market, business and competitive factors as of any date, and it is not necessarily Lender’s most favored rate. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the Obligations shall change automatically without notice to the Borrower immediately with each change in the Prime Commercial Rate. If the Prime Commercial Rate becomes unavailable, Lender may designate a substitute index after notifying Borrower.

“Prime Commercial Rate Advance” means an Advance that bears interest at the Prime Commercial Rate.

“Project” means any real estate asset operated or intended to be operated as a multifamily property.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed Borrowing Base Property” is defined in Section 2.17 hereof.

“Qualification Documents” is defined in Section 2.17 hereof.

“Real Property Assets” means the Investment in real estate at cost as reported in the Parent Guarantor’s consolidated financial statements plus the Consolidated Group’s pro rata share of an Investment Affiliate’s Investment in real estate at cost, all in accordance with GAAP.

“Recourse Indebtedness” means that portion of Total Funded Indebtedness in which the recourse of the applicable lender or lenders to the obligor for non-payment is not limited to such lender’s Lien on an asset or assets, including any guarantee of payment by a member of the Consolidated Group to the extent such guarantee is recourse to such Consolidated Group member but in any event excluding any Indebtedness or Guarantee Obligations which are not recourse at the applicable date of determination (such exclusions to encompass any Guarantee Obligations which are limited to customary non-recourse exceptions). “Recourse Indebtedness” shall include any Indebtedness consisting of preferred stock or preferred partnership units which are mandatorily redeemable or redeemable at the option of the holder thereof. If a Person is a single purpose entity which owns a real property asset and has Indebtedness which is not limited in recourse to that real property asset, such Indebtedness shall not be considered “Recourse Indebtedness”, provided that no other member of the Consolidated Group has guaranteed such Indebtedness on a recourse basis as of the applicable date of determination.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Swap Obligations” means, as of any date, all of the obligations of Borrower arising under any then outstanding Hedge Contracts entered into between Borrower and the Lender or any Affiliate of the Lender.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Indebtedness” means any Indebtedness of Borrower or any other member of the Consolidated Group which is secured by a Lien on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.

“Security Documents” means the Collateral Assignment, as it may be supplemented to add more Pledged Equity Interests thereto or otherwise amended or modified from time to time, together with any UCC-1 financing statements delivered or authorized to be filed by the Lender in connection therewith.

“Single Employer Plan” means a Plan maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Subsidiary” means a corporation or other entity of whose shares of stock or other ownership interests are owned, directly or indirectly, by Borrower and which is consolidated with Borrower for financial reporting purposes under GAAP.

“Subsidiary Guarantor” means each Wholly-Owned Subsidiary of Borrower which is designated by Borrower as the owner of a Borrowing Base Property and therefore is required to execute a Subsidiary Guaranty pursuant to Section 6.13.

“Subsidiary Guaranty” means a guaranty to be executed and delivered by each Subsidiary Guarantor substantially in the form of Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Asset Value” means, as of any date, the sum of the values of certain assets owned by the Consolidated Group, subject to the methods, exclusions and sublimits set forth below:

(a) Cash and Cash Equivalents, valued at 100% of GAAP book value (including restricted cash but excluding cash in Capital Expenditure Reserves, funds held in sinking funds or interest reserves and cash held in conjunction with 1031 exchanges);

(b) Notes Receivable, valued at 100% of net realizable value (per GAAP);

(c) Real Property Assets, valued at the Consolidated Group’s GAAP book plus accumulated depreciation;

(d) Development Assets and Unimproved Land, valued at GAAP book value.

(e) the applicable Consolidated Group Pro Rata Share of each such asset owned by an Investment Affiliate, valued in the same manner as set forth above for each such type of asset.

“Total EBITDA” means the sum of the Consolidated Group’s EBITDA plus the applicable Consolidated Group Pro Rata Share of the EBITDA of each Investment Affiliate.

“Total Funded Indebtedness” means for any period and without duplication, the sum of (A) the Consolidated Group’s Funded Indebtedness, less any debt service reserves or sinking funds with respect to such Funded Indebtedness plus (B) the applicable Consolidated Group Pro Rata Share of Funded Indebtedness of each Investment Affiliate less any debt service reserves or sinking funds with respect to such Funded Indebtedness held for the benefit of such Investment Affiliate.

“Type” means, with respect to any Advance, its nature as a Prime Commercial Rate Advance or LIBO Advance.

“Unimproved Land” means vacant, unimproved land which does not constitute a Development Asset.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unused Fee” is defined in Section 2.5.

“Unused Fee Percentage” means, with respect to any calendar quarter, (i) 0.25% per annum, if the daily average of the Advances outstanding during such quarter is 50% or more of the average daily Commitment during such quarter or (ii) 0.375% per annum if the daily average of the Advances outstanding during such quarter is less than 50% of the average daily Commitment during such quarter.

“Variable Rate Indebtedness” means that portion of Total Funded Indebtedness that neither: (i) bears interest at a fixed rate for its remaining term, nor (ii) has been hedged to produce a fixed or maximum rate of interest for its remaining term. Advances outstanding under the Facility are not included in Total Funded Indebtedness for the Variable Rate Indebtedness covenant under Section 6.19 only.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDIT

2.1 Generally. Subject to the terms and conditions of this Agreement, the Lender agrees to make Advances to Borrower from time to time prior to the Maturity Date, provided that the making of any such Advance will not cause the then-current aggregate Advances outstanding to exceed the then-current Available Amount. Subject to the provisions of this Agreement, Borrower may request Advances hereunder from time to time, repay such Advances and re-borrow Advances at any time prior to the Maturity Date.

2.2 Termination or Reduction of Commitment. Borrower shall have the right, upon at least three (3) Business Days notice, to terminate or cancel, in whole or in part, the unused portion of the Commitment in excess of the outstanding Advances, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $250,000 in excess thereof. Once terminated or reduced, the Commitment may not be reinstated or increased thereafter.

2.3 Interest. The interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Type of Advance.

2.4 Final Principal Payment. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date.

2.5 Unused Fees. From the Agreement Execution Date to the payment in full in cash of all Obligations under this Agreement, Borrower shall pay to Lender an unused fee quarterly in arrears commencing on the first day of each quarter after the Agreement Execution Date (the “Unused Fee”). The Unused Fee payable to Lender shall be determined by multiplying the Unused Fee Percentage applicable to such quarter by the unused amount of the Commitment on each day of the relevant quarter or portion thereof. The Unused Fee shall be computed in the same manner as in Section 2.15. Whenever any payment of the Unused Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. It is expressly understood that the Unused Fee herein described shall not be refundable under any circumstances. The Unused Fee for the period from the Agreement Execution Date through the date six (6) months thereafter is hereby waived by Lender.

2.6 Other Fees. Borrower agrees to pay a commitment fee to the Lender on the Agreement Execution Date equal to sixty-five one hundredths of one percent (0.65%) of the Commitment.

2.7 Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $1,000,000; provided, however, that any Prime Commercial Rate Advance may be in the amount of the remaining undrawn Available Amount.

2.8 Principal Payments.

(i) Optional. Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Prime Commercial Rate Advances on not less than one (1) Business Day prior notice to the Lender.

(ii) Scheduled Mandatory. Unless earlier repaid, Borrower shall repay in full all Advances made under the Facility with respect to a specific Borrowing Base Property on the date that is six (6) months after the date such Borrowing Base Property was first added to the Borrowing Base Pool.

(iii) Unscheduled Mandatory. Borrower shall also make mandatory principal payments from time to time if, due to any reduction in the Net Operating Income at a Borrowing Base Property, the minimum Debt Service Coverage Ratio in the “Available Amount” definition is no longer satisfied for the Borrowing Base Pool as a whole. Such principal payments shall be in the amount needed to reduce the aggregate amount of Advances to the maximum amount allowed to remain in compliance with such minimum Debt Service Coverage Ratio. Such mandatory principal payments shall be due and payable in three (3) Business Days after Borrower’s receipt of notice from the Lender of such requirement.

2.9 Method of Selecting Types of New Advances. Borrower shall select the Type of Advance by giving the Lender irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit E not later than 1:00 p.m. (Cleveland, Ohio local time) on the Borrowing Date of each Advance, which shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Advance;

(ii) (iii) (iv)	the amount of such Advance; the Type of Advance selected; the Borrowing Base Property to which such Advance relates; and

(v) the Available Per Property Amount.

The proceeds of the Advance requested by Borrower shall be made available to Borrower on the day so requested by way of credit to an account designated by Borrower pursuant to and in accordance with written instructions provided by Borrower to Lender, in immediately available funds.

2.10 Conversion and Continuation of Outstanding Advances. Prime Commercial Rate Advances shall continue as Prime Commercial Rate Advances unless and until such Prime Commercial Rate Advances are converted into LIBO Advances. Each LIBO Advance shall continue as a LIBO Advance unless and until such LIBO Advances are converted into Prime Commercial Rate Advances. Subject to the terms of Section 2.7, Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances, provided that Borrower gives the Lender written notice thereof by submitting a notice in substantially the same form as the Borrowing Notice.

2.11 Changes in Interest Rate, Etc. Each Prime Commercial Rate Advance shall bear interest on the outstanding principal amount thereof at the Prime Commercial Rate in effect for each day from and including the date such Advance is made or is converted from a LIBO Advance into a Prime Commercial Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a LIBO Advance pursuant to Section 2.10 hereof. Changes in the rate of interest on any Prime Commercial Rate Advance will take effect simultaneously with each change in the Prime Commercial Rate. Each LIBO Advance shall bear interest on the outstanding principal amount hereof at the Daily Fluctuating LIBO Rate plus the LIBO Applicable Margin.

2.12 Rates Applicable During the Continuance of a Default. Notwithstanding anything to the contrary contained in Section 2.10 or 2.11, during the continuance of a Default, the Lender may, at its option by notice to Borrower, declare that no Advance may be made as, converted into or continued as a LIBO Advance. During the continuance of a Default the Lender may, at its option by notice to Borrower, declare that (i) each LIBO Advance shall bear interest at the rate otherwise applicable to the LIBO Advance plus five percent (5%) per annum and (ii) each Prime Commercial Rate Advance shall bear interest at a rate per annum equal to the Prime Commercial Rate otherwise applicable to the Prime Commercial Rate Advance plus five percent (5%) per annum; provided, however, that the Default Rate shall become applicable automatically if a Default occurs under Section 7.7 or 7.8, unless waived by the Lender.

2.13 Posting and Application of Payments. (a) All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents shall be made to Lender not later than 1:00 p.m. Cleveland time on the due date.

(b) Except during the continuance of a Default under this Agreement, payments shall be applied first to interest, then to principal, then to any fees or other amounts due and owing to Lender in connection with the Facility. During the continuance of a Default under this Agreement, payments may be applied, at Lender’s option, as follows: first to any collection costs or expenses (including reasonable attorneys’ fees), then to any late charges or other fees owing under the Loan Documents, then to accrued interest, then to principal. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

(c) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including any deduction for any setoff or counterclaim.

2.14 Note. The Lender is hereby authorized to record the principal amount of each Advance and each repayment in its customary manner in its records, provided, however, that the failure to so record shall not affect Borrower’s obligations under the Note. Upon the Lender’s furnishing to Borrower an affidavit to such effect, if the Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to the Lender, in substitution therefor, a new note containing the same terms and conditions as such Note being replaced.

2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and upon any termination of the Commitment in its entirety. Interest on the unpaid principal balance of the Facility is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Any reference in this Agreement to a “per annum” rate shall be based on a year of 360 days. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (Cleveland time). If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16 Usury. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Advances at a rate which could subject the Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Lender for the use, forbearance, or detention of the sums due under this Agreement and the Loan Documents, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Facility until payment in full so that the rate or amount of interest on account of the Facility does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Advances for so long as the Facility is outstanding.

2.17 Borrowing Base and Collateral.

(i) Collateral. The obligations of Borrower under the Loan Documents shall be secured by a perfected first priority security interest to be held by the Lender in the Pledged Equity Interests with respect to the Borrowing Base Properties. Such security interest shall be evidenced from time to time by the Collateral Assignment and the other Security Documents.

(ii) Addition of Borrowing Base Properties. Not less than ten (10) Business Days prior to the date on which (a) Borrower expects a Wholly-Owned Subsidiary to acquire a Project that will become a Borrowing Base Property or (b) a Project already owned by a Wholly-Owned Subsidiary is to be designated to become a Borrowing Base Property, Borrower shall notify the Lender thereof in writing and thereafter provide the Lender with the following documents with respect to such Project (a “Proposed Borrowing Base Property”), each of which must be in form and substance acceptable to the Lender, in its sole discretion (the “Qualification Documents”):

(a) A formal written request to add such Project to the Borrowing Base Pool specifying the expected date for such addition;

(b) Historic operating statements for such Project for the last three (3) calendar years, if available;

(c) A current rent roll for the Proposed Borrowing Base Property;

(d) A projected operating budget for the next twelve (12) months for the Proposed Borrowing Base Property;

(e) A budget for any capital expenditures anticipated to be required at the Proposed Borrowing Base Property within the following twenty-four (24) months;

(f) A certificate from the Borrower showing the revised Available Amount and Available Per Property Amount calculations and compliance on a pro-forma basis that will be in effect after addition of such Proposed Borrowing Base Property;

(g) A property condition report on the Proposed Borrowing Base Property from a national inspection firm satisfactory to Lender dated not more than six (6) months prior to the expected date for such acquisition which must (i) specifically identify and address: a) purpose and scope, b) code information and accessibility, c) site improvements, d) architectural and structural systems, e) mechanical and electrical systems and f) interior components, (ii) summarize its findings, (iii) include follow up recommendations including immediate repair costs, short term repair costs and replacement reserve estimates, (iv) conclude that the remaining useful life of the Proposed Borrowing Base Property is 25 years or more and that no Major Deferred Maintenance exists;

(h) A environmental assessment of the Proposed Borrowing Base Property dated not more than six (6) months prior to the expected date for such acquisition;

(i) An owner’s title insurance policy (or current title insurance commitment for an owner’s policy), together with copies of all title exceptions and a survey, reasonably satisfactory to Lender’s counsel (and Borrower shall pay the reasonable costs of Lender’s counsel’s review);

(j) A certificate evidencing customary insurance coverage on such Proposed Borrowing Base Property;

(k) A fully-executed purchase and sale agreement for the Proposed Borrowing Base Property, evidencing the applicable acquisition price for the Proposed Borrowing Base Property; and

(l) Other documents that may be requested by the Lender.

If at any time the Lender shall determine that it does not have all of the Qualification Documents, it shall promptly notify Borrower and request with specificity any missing documents. The Lender shall notify Borrower in writing within ten (10) Business Days after it receives all of the Qualification Documents in Subsections (a)-(k) above, if the Lender has approved such deliveries and whether the Lender has accepted the Proposed Borrowing Base Property as a Borrowing Base Property, provided, however, with respect to an Eligible Borrowing Base Property, Lender’s review shall be limited to the documentation set forth in subsections (f)-(l) above and Lender shall be deemed to have approved all other deliveries. As a condition precedent to such Project actually becoming a Borrowing Base Property and the applicable Pledged Equity Interests therein being included in the Collateral, Borrower shall satisfy, or shall cause the applicable Subsidiary Guarantor owning such Project to satisfy, the following conditions (the “Collateral Inclusion Conditions”) with respect to such Project: (i) the applicable Subsidiary Guarantor owning such Project shall execute and deliver a Subsidiary Guaranty, (ii) Borrower shall deliver a certified copy of the limited liability company agreement or other organizational document governing such Subsidiary Guarantor; (iii) Borrower shall execute and deliver a supplement to the Collateral Assignment adding to the Collateral the Pledged Equity Interests in such owning Subsidiary Guarantor. The Lender is authorized to amend any UCC-1 financing statements previously filed to perfect the security interest granted in the applicable Pledged Equity Interests.

Notwithstanding anything herein to the contrary, so long as no later than six (6) months prior to the then-current Maturity Date Borrower has signed an application or applications with a new lender or new lenders for a loan or multiple loans that is/are sufficient to pay off, as of the Maturity Date, all amounts due and owing to Lender as of the date that is six (6) months prior to the then-current Maturity Date and Borrower has identified such new lender or new lenders to Lender, Borrower shall be permitted to add Borrowing Base Properties to the Borrowing Base Pool and request Advances hereunder until the date which is two (2) months prior to the then-current Maturity Date, otherwise, no Borrowing Base Property may be added to the Borrowing Base Pool after the date which is six (6) months prior to the then-current Maturity Date, in either case, after giving effect to any extension thereof under Section 2.18 hereof.

(iii) Sale, Contribution or Refinancing of a Borrowing Base Property. Provided no Default shall have occurred hereunder or under the other Loan Documents and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 2.17(iii)), the applicable Subsidiary Guarantor may (i) sell a Borrowing Base Property (or Borrower may sell the Pledged Equity Interests in such Subsidiary Guarantor), (ii) contribute a Borrowing Base Property (or Borrower may contribute the Pledged Equity Interests in such Subsidiary Guarantor) to an existing or newly formed Investment Affiliate, (iii) create a Lien securing Indebtedness on a Borrowing Base Property or (iv) request that a particular Project no longer constitutes a Borrowing Base Property (for purposes of this Section, such a sale or contribution of a Borrowing Base Property or the creation of such a Lien or recharacterization of such Project shall be referred to as a “Borrowing Base Release Transaction”) upon the following terms and conditions:

(a) Borrower shall deliver to the Lender written notice of the desire to consummate such Borrowing Base Release Transaction on or before the date that is five (5) Business Days prior to the date on which the Borrowing Base Release Transaction is to be effected;

(b) On the date of the Borrowing Base Release Transaction, Borrower shall repay all outstanding Advances related to the Borrowing Base Property being released in such Borrowing Base Release Transaction; and;

(c) Upon the occurrence of the Borrowing Base Release Transaction, the underlying Project shall no longer be a Borrowing Base Property, and the Lender shall execute such documents or instruments and take all other actions necessary or advisable to release (i) the related security interests (including without limitation releases of the applicable Pledged Equity Interests) evidenced by the Security Documents and (ii) the related Subsidiary Guarantor from its obligations under the Loan Documents.

2.18 Extension of Maturity Date. Borrower shall have one (1) option to extend the initial Maturity Date for a period of twelve (12) months upon satisfaction of the following conditions precedent:

(i) As of the date of Borrower’s delivery of notice of its intent to exercise such option, and as of the initial Maturity Date, no Default shall have occurred and be continuing and Borrower shall so certify in writing;

(ii) As of the date of Borrower’s delivery of notice of its intent to exercise such option, and as of the initial Maturity Date, all representations and warranties of Borrower are true and correct in all material respects except to the extent of changes resulting from transactions permitted by the Loan Documents and except as previously disclosed in writing by the Borrower to the Lender and approved by the Lender in writing, which disclosures shall be deemed to amend the schedules and other disclosures delivered as contemplated in this Agreement (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date) and Borrower shall so certify in writing;

(iii) Borrower shall provide the Lender with written notice of the Borrower’s intent to exercise such option not more than one hundred twenty (120) or less than ninety (90) days prior to the initial Maturity Date; and

(iv) Borrower shall pay to the Lender, along with Borrower’s notice of exercise of such option, an extension fee equal to fifteen one hundredths of one percent (0.15%) of the then-current Commitment.

ARTICLE III

CHANGE IN CIRCUMSTANCES

3.1 Change in Law; Capital Adequacy; Loss. In the event that Lender reasonably determines that by reason of (a) any change arising after the date of this Agreement affecting the interbank eurocurrency market or affecting the position of Lender with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Daily Fluctuating LIBO Rate then being determined is to be fixed, (b) any change arising after the date of this Agreement in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (c) any other circumstance affecting Lender or the interbank eurocurrency market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System), the Daily Fluctuating LIBO Rate, plus the LIBO Applicable Margin, shall not represent the effective pricing to Lender of accruing interest based upon the Daily Fluctuating LIBO Rate, then, and in any such event, the accrual of interest based upon the Daily Fluctuating LIBO Rate shall be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and beginning on the date of such suspension, interest shall accrue at a variable rate of interest per annum, which shall change in the manner set forth below, equal to the Prime Commercial Rate.

In the event that on any date Lender shall have reasonably determined that accruing interest hereunder based upon the Daily Fluctuating LIBO Rate has become unlawful by compliance by Lender in good faith with any law, governmental rule, regulation or order, then, and in any such event, Lender shall promptly give notice thereof to Borrower. In such case, accruing interest based upon the Daily Fluctuating LIBO Rate shall be terminated and Borrower shall, when required by law, repay the advances based upon the Daily Fluctuating LIBO Rate together with all interest accrued thereon. In such case, when required by law, interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to the Prime Commercial Rate.

If, due to (a) the introduction of or any change in or in the interpretation of any law or regulation, (b) the compliance with any guideline or request from any central bank or other public authority (whether or not having the force of law), or (c) the failure of Borrower to repay any Advance when required by the terms of this Agreement, there shall be any loss or increase in the cost to Lender of accruing interest on the Advances based upon the Daily Fluctuating LIBO Rate, then Borrower agrees that Borrower shall, from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such loss or increased cost. A certificate as to the amount of such loss or increase cost, submitted to Borrower by Lender, shall be conclusive evidence, absent manifest error, of the correctness of such amount.

3.2 Taxes.

(i) All payments by Borrower to or for the account of the Lender hereunder or under the Note shall be made free and clear of and without deduction for any and all Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.2) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, (c) Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Note or from the execution or delivery of, or otherwise with respect to, this Agreement or the Note (“Other Taxes”).

(iii) Borrower hereby agrees to indemnify the Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.2) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within fifteen (15) days after the date the Lender makes written demand therefor.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Initial Advance. The Lender shall not be required to make the initial Advance hereunder unless (a) Borrower shall, prior to or concurrently with such Advance, have paid all fees due and payable to the Lender hereunder, and (b) Borrower shall have furnished to the Lender, all of the following:

(i) The duly executed originals of the Loan Documents, including the Note, this Agreement, the applicable Subsidiary Guaranties, the Parent Guaranty, the Collateral Assignment and the other Security Documents;

(ii) (A) Certificates of good standing for Borrower, the Parent Guarantor and any then-current Subsidiary Guarantors from their states of organization, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, and (B) foreign qualification certificates for each Subsidiary Guarantor, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date, for the jurisdiction in which such Subsidiary Guarantor’s Borrowing Base Property is located;

(iii) Copies of the formation documents (including code of regulations, if appropriate) of Borrower, the Parent Guarantor and any then-current Subsidiary Guarantors, certified by an officer of Borrower, Parent Guarantor or such Subsidiary Guarantor, as appropriate, together with all amendments thereto;

(iv) Incumbency certificates, executed by officers of Borrower, Parent Guarantor and any then-current Subsidiary Guarantors, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of Borrower, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by Borrower, Parent Guarantor or any such Subsidiary Guarantor;

(v) Copies, certified by a Secretary or an Assistant Secretary of Borrower, Parent Guarantor or any then-current Subsidiary Guarantor, of the Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Lender) authorizing the Advances provided for herein, with respect to Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by Borrower, Parent Guarantor and any such Subsidiary Guarantor hereunder;

(vi) A written opinion of Borrower’s and Parent Guarantor’s counsel, addressed to the Lender in form and substance as the Lender may reasonably approve;

(vii) The most recent financial statements of Borrower and Parent Guarantor;

(viii) Copies of the UCC financing statement, judgment, and tax lien searches with respect to Borrower, Parent Guarantor and any then-current Subsidiary Guarantor from their respective states of organization;

(ix) Written money transfer instructions addressed to the Lender and signed by an Authorized Officer;

(x) Delivery of all Qualification Documents and the satisfaction of all Collateral Inclusion Conditions with respect to the initial Borrowing Base Properties;

(xi) Delivery of (i) a Compliance Certificate as of June 30, 2013 and (ii) a pro forma Compliance Certificate as of September 30, 2013; and

(xii) Such other documents as the Lender or its counsel may have reasonably requested prior to the Agreement Execution Date, the form and substance of which documents shall be reasonably acceptable to the Lender and its counsel.

By execution of this Agreement, Lender acknowledges and agrees that Lender has received and reviewed all of the items set forth in this Section 4.1, and all such items are acceptable to Lender and its counsel.

4.2 Each Advance and Issuance. The Lender shall not be required to make any Advance unless on the applicable Borrowing Date:

(i) There exists no Default; and

(ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date with respect to Borrower, Parent Guarantor and any Subsidiary Guarantor in existence on such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lender that as of the date hereof:

5.1 Existence. Borrower is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is duly qualified, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Parent Guarantor and any Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.

5.2 Authorization and Validity. Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or any of its Subsidiaries or Borrower’s or any Subsidiary’s limited liability company agreements, or the provisions of any indenture, instrument or agreement to which Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default is not reasonably expected to (i) have a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien in, of or on the Property of Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement except where the creation or imposition of such Lien does not have a Material Adverse Effect and will not result in any Lien (other than a Permitted Lien) being imposed on any Borrowing Base Property. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.

5.4 Financial Statements; Material Adverse Effect. All consolidated financial statements of Parent Guarantor, Borrower and Borrower’s Subsidiaries heretofore or hereafter delivered to the Lender were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to the Lender through the Agreement Execution Date, there was no change in the financial condition (or operations) of Parent Guarantor, Borrower and Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.5 Taxes. Parent Guarantor, Borrower and Borrower’s Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries except such taxes, if any, (i) as are being contested in good faith and as to which adequate reserves have been provided, or (ii) for which, with respect to Subsidiaries that are not Subsidiary Guarantors, the failure to pay when due and payable would not have a Material Adverse Effect. No tax liens have been filed and to Borrower’s knowledge, no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of Parent Guarantor, Borrower and Borrower’s Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.6 Litigation and Guarantee Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Parent Guarantor, Borrower or any of Borrower’s Subsidiaries which is reasonably be expected to have a Material Adverse Effect. Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Lender given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.

5.7 ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Borrower nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.8 Accuracy of Information. No information, exhibit or report furnished by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.9 Regulation U. Borrower has not used the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.

5.10 Material Agreements. Neither Parent Guarantor, Borrower nor any Subsidiary of Borrower is a party to any agreement or instrument or subject to any charter or other corporate restriction which is reasonably be expected to have a Material Adverse Effect. Neither Parent Guarantor, Borrower nor any Subsidiary of Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default is reasonably expected to have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

5.11 Compliance With Laws. Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect.

5.12 Ownership of Properties. On the date of this Agreement, each of the Borrower and Borrower’s Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements as owned by it.

5.13 Investment Company Act. Neither Parent Guarantor, nor Borrower nor any Subsidiary of Borrower or Parent Guarantor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.14 Affiliate Transactions. Except as permitted by Section 6.17, neither Parent Guarantor, Borrower, nor any of Borrower’s Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of Borrower or any of Borrower’s Subsidiaries is a party.

5.15 Solvency.

(i) Immediately after the Agreement Execution Date and immediately following the making of each Advance and after giving effect to the application of the proceeds of such Advance, (a) the fair value of the assets of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Parent Guarantor, Borrower and Borrower’s Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii) Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.16 Insurance. Borrower and its Subsidiaries carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as customarily carried by the owners of similar Projects.

5.17 REIT and Listing Status. Parent Guarantor is qualified as a real estate investment trust under Section 856 of the Code, is a real estate investment trust and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of Parent Guarantor as a real estate investment trust. The Parent Guarantor’s common stock is listed on the NYSE Market as of the date hereof.

5.18 Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, are not reasonably be expected to have a Material Adverse Effect:

(i) To the best knowledge of Borrower, the Projects of Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of Borrower or any such Subsidiary under, Environmental Laws.

(ii) To the best knowledge of Borrower, (i) the Projects of Borrower and its Subsidiaries and all operations at such Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.

(iii) Neither Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(iv) To the best knowledge of Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of Borrower or any such Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of Borrower or any such Subsidiary under, any applicable Environmental Laws.

(v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower or any of its Subsidiaries is or, to Borrower’s knowledge, will be named as a party with respect to the Projects of Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of Borrower and its Subsidiaries.

(vi) To the best knowledge of Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of Borrower and its Subsidiaries, or arising from or related to the operations of Borrower and its Subsidiaries in connection with such Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

5.19 Borrowing Base. As of the Agreement Execution Date, Schedule 1 is a correct and complete list of the initial Borrowing Base Properties, including all applicable ownership information and:

(i) Each of the Borrowing Base Properties is not located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law or, if any portion of the buildings on such Properties are located within any such area, the applicable Subsidiary Guarantor has obtained and will maintain through the Maturity Date the insurance prescribed in Section 5.16 hereof.

(ii) To Borrower’s knowledge, each of the Borrowing Base Properties and the present use and occupancy thereof are in material compliance with all material zoning ordinances, health, fire and building codes, land use laws (including those regulating parking) and Environmental Laws (except as disclosed on the environmental assessments delivered to the Lender pursuant to this Agreement) and other similar laws (“Applicable Laws”).

(iii) Each of the Borrowing Base Properties is served by all utilities required for the current or contemplated use thereof.

(iv) To Borrower’s knowledge, all public roads and streets necessary for service of and access to each of the Borrowing Base Properties for the current or contemplated use thereof have been completed, and are open for use by the public, or appropriate insured private easements are in place.

(v) Except as disclosed in any property condition reports delivered to the Lender, (a) Borrower is not aware of any material latent or patent structural or other significant deficiency of the Borrowing Base Properties and (b) each of the Borrowing Base Properties (i) is free of damage and waste that would materially and adversely affect the value of such Borrowing Base Property, (ii) is in good condition and repair, reasonable wear and tear excepted, and (iii) is free from damage caused by fire or other casualty.

(vi) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Borrowing Base Properties are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.

(vii) To Borrower’s knowledge, all material improvements that were included for the purpose of determining the appraised value of each Borrowing Base Property lie within the boundaries and building restrictions of the legal description of record of such Borrowing Base Property, no improvements encroach upon easements benefiting the Borrowing Base Properties other than encroachments that do not materially adversely affect the use or occupancy of the Borrowing Base Properties and no improvements on adjoining properties encroach upon the Borrowing Base Properties or upon easements benefiting the Borrowing Base Properties other than encroachments that do not materially adversely affect the use or occupancy of the Borrowing Base Properties.

(viii) To Borrower’s knowledge, all Leases are in full force and effect and none of the Subsidiary Guarantors is in default under any Lease, except where such failures or defaults would not cause a Material Adverse Effect with respect to the Subsidiary Guarantor who owns the Property that is subject to the Lease.

(ix) To Borrower’s knowledge, there are no material delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Borrowing Base Properties except to the extent such items are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided and there is no risk of loss, forfeiture, or sale of any interest in the Borrowing Base Properties during such proceedings. Each of the Borrowing Base Properties is taxed separately without regard to any other property not included in the Borrowing Base Properties.

(x) No condemnation proceeding or eminent domain action is pending or threatened against any of the Borrowing Base Properties which would impair the use, value, sale or occupancy of such Borrowing Base Property (or any portion thereof) in any material manner.

(xi) Each of the Borrowing Base Properties is not, nor is any direct or indirect interest of Borrower or any Subsidiary Guarantor in any Borrowing Base Property or in the Pledged Equity Interest with respect to any owner of a Borrowing Base Property, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.14 or to any Negative Pledge (other than the Liens and Negative Pledges created pursuant to this Agreement to secure the obligations of Borrower and the Subsidiary Guarantors).

(xii) The Collateral Assignment creates a valid first priority security interest in the Pledged Equity Interests, subject only to Permitted Liens.

5.20 Intellectual Property.

(i) Parent Guarantor, Borrower and each of Borrower’s Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person, except to the extent such failure or conflict would not have a Material Adverse Effect.

(ii) Parent Guarantor, Borrower and each of Borrower’s Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property, except to the extent such failure would not have a Material Adverse Effect.

(iii) No claim has been asserted by any Person with respect to the use of any Intellectual Property by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property, except to the extent such claim does not have a Material Adverse Effect.

(iv) The use of such Intellectual Property by Parent Guarantor, Borrower and each of Borrower’s Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of Borrower or any of Borrower’s Subsidiaries that could be reasonably expected to have a Material Adverse Effect.

5.21 Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.

5.22 No Bankruptcy Filing. Neither Parent Guarantor, Borrower nor any of Borrower’s Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any of such Persons.

5.23 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Parent Guarantor, Borrower or the Subsidiary Guarantors with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

5.24 Transaction in Best Interests of Borrower and Subsidiary Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Parent Guarantor, Borrower and the Subsidiary Guarantors. The direct and indirect benefits to inure to Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor to guaranty the Obligations, Borrower would be unable to obtain the financing contemplated hereunder which financing will enable Borrower and its Subsidiaries to have available financing to conduct and expand their business. Borrower and its Subsidiaries constitute a single integrated financial enterprise and receive a benefit from the availability of credit under this Agreement.

5.25 Subordination. Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any such Persons.

5.26 Anti-Terrorism Laws. Borrower is not in violation of any Anti-Terrorism Law or engaged in nor has it conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Neither Borrower nor any Guarantor (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Lender shall otherwise consent in writing:

6.1 Financial Reporting. Borrower will maintain, for itself and each Subsidiary, on a consolidated basis with Parent Guarantor, a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:

(i) As soon as available, but in any event not later than sixty (60) days after the close of each of the first three fiscal quarters of each year, for the Consolidated Group, unaudited financial statements, including an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Consolidated Group for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by an Authorized Officer;

(ii) As soon as available, but in any event not later than sixty (60) days after the close of each fiscal quarter, for the Consolidated Group, the following reports in form and substance reasonably satisfactory to the Lender, all certified by the Parent Guarantor’s Chief Financial Officer: a listing of all Borrowing Base Properties, together with a current rent roll and quarterly operating statement for each such Borrowing Base Property;

(iii) As soon as available, but in any event not later than one hundred twenty (120) days after the close of each fiscal year, for the Consolidated Group, audited consolidated financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to the Lender;

(iv) No later than one hundred twenty (120) days after the close of each fiscal year, an annual forecast for the then-current fiscal year;

(v) Together with the quarterly and annual financial statements required hereunder, a compliance certificate in substantially the form of Exhibit B hereto (the “Compliance Certificate”) signed by the Parent Guarantor’s Chief Financial Officer showing the calculations and computations necessary to determine compliance with this Agreement, including without limitation a calculation of the Available Amount as of the last day of the quarter most recently ended, and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof; and

(vi) Such other financial information as the Lender may from time to time reasonably request.

6.2 Use of Proceeds. Borrower will use the proceeds of the Advances for general corporate purposes, including working capital, capital expenses and Borrower’s or its Subsidiaries’ acquisition of Projects or Permitted Acquisitions. Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by the Lender, (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, unless such Person has consented to such offer prior to any public announcements relating thereto, or (iii) to make any Entity Acquisition other than a Permitted Acquisition.

6.3 Intentionally Omitted.

6.4 Conduct of Business. Parent Guarantor and Borrower will do, and will cause each of their respective Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted hereunder and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each jurisdiction in which any Project owned by it is located, and in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified is reasonably be expected to have a Material Adverse Effect, and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so is reasonably be expected to have a Material Adverse Effect and, specifically, neither Parent Guarantor, Borrower nor Borrower’s Subsidiaries may undertake any business other than the acquisition, development, ownership, management, operation and leasing of multifamily properties, and ancillary businesses specifically related to multifamily properties and the acquisition, development, ownership, management, operation and leasing of commercial property (other than multifamily properties), provided undertakings with respect to commercial properties (other than multifamily properties) are limited to no more than 20% of Total Asset Value. Parent Guarantor and Borrower shall, and shall cause each of their respective Subsidiaries, to develop and implement such programs, policies and procedures as are necessary to comply with the USA Patriot Act and shall promptly advise the Lender in writing in the event that any of such Persons shall determine that any investors in such Persons are in violation of such act.

6.5 Taxes. Parent Guarantor and Borrower will pay, and will cause each of their respective Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Projects, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside or (ii) with respect to Subsidiaries that are not Subsidiary Guarantors, those for which failure does not cause a Material Adverse Effect.

6.6 Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.16 on all their Projects.

6.7 Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which is reasonably be expected to have a Material Adverse Effect.

6.8 Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects in good repair, working order and condition, ordinary wear and tear excepted, except for such failures to maintain, preserve, protect and/or keep a Project in good repair, working order and condition that do not have a material impact on the value of a Project individually or on the Projects as a whole.

6.9 Inspection. Borrower will, and will cause each of its Subsidiaries to, permit the Lender upon reasonable advance notice, by its representatives and agents, and subject to the rights of tenants under Leases, to inspect during regular business hours any of the Projects, corporate books and financial records of Borrower and each of their respective Subsidiaries, to examine and make copies of the books of accounts and other financial records of Parent Guarantor, Borrower and each of their respective Subsidiaries, and to discuss the affairs, finances and accounts of Parent Guarantor, Borrower and each of its Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lender may designate. Any such inspections and/or examinations shall be at no cost to Borrower.

6.10 REIT and Listing Status. Parent Guarantor will remain qualified as a real estate investment trust under Section 856 of the Code in compliance in all material respects with all provisions of the Code applicable to the qualification of the Parent Guarantor as a real estate investment trust. The Parent Guarantor’s common stock shall be at all times prior to the Maturity Date listed on at least one of the New York Stock Exchange, NASDAQ, the American Stock Exchange, NYSE Market or comparable exchange.

6.11 Modification of Formation Documents. Neither Parent Guarantor nor Borrower shall amend any of its articles of incorporation, limited liability company agreements, or by-laws, as applicable, without the prior written consent of the Lender in a manner that is reasonably expected to have a Material Adverse Effect. Parent Guarantor and Borrower shall not, and shall not permit any Subsidiary of Borrower to, enter into any amendment or modification of any formation documents of Borrower or such Subsidiary which would have a Material Adverse Effect.

6.12 Merger; Sale of Assets. Borrower will not, nor will it permit any of its Subsidiaries to, without prior notice to the Lender and without providing a certification of compliance with the Loan Documents enter into any merger (other than mergers in which such entity is the survivor and mergers of Subsidiaries (but not Borrower) as part of transactions that are Permitted Acquisitions provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or substantially all of their Properties, except for (a) such transactions that occur between Wholly-Owned Subsidiaries or between Borrower and a Wholly-Owned Subsidiary and (b) mergers solely to change the jurisdiction of organization of a Subsidiary Guarantor, provided that, in any event, prior written notice to the Lender shall be required for transfer or disposition in any quarter of assets with an aggregate value greater than 25% of Total Asset Value, or any merger of the Parent Guarantor, Company or Subsidiary into another operating entity which would result in an increase to Total Asset Value of more than 50%, which such written notice shall be accompanied by a certificate executed by Parent Guarantor, Borrower and Subsidiary Guarantors certifying that the financial covenants set forth in Section 6.21 will not be violated by such transfer, disposition or merger, as the case may be.

6.13 Subsidiary Guarantors. Borrower shall cause each Wholly-Owned Subsidiary which owns a Borrowing Base Property to execute and deliver to the Lender a Subsidiary Guaranty as a condition to the addition of such Project to the Borrowing Base Pool, as described in Section 2.17 above. Borrower covenants that each Subsidiary which executes a Subsidiary Guaranty shall be fully authorized to do so by its supporting organizational and authority documents and shall be in good standing in its state of organization and shall have obtained any necessary qualifications required to conduct its business in the states in which its Projects are located. The delivery by Borrower to the Lender of Subsidiary Guaranty shall be deemed a representation and warranty by Borrower that the Subsidiary executing the Subsidiary Guaranty has been fully authorized to do so by its supporting organizational and authority documents and is in good standing in its state of organization and has obtained any necessary foreign qualifications required to conduct its business. If any Subsidiary Guarantor proposes to incur Indebtedness or sell or contribute all of its assets or otherwise desires to be released from its obligations under the applicable Subsidiary Guaranty, then such Subsidiary Guarantor will be released from its obligations under the applicable Subsidiary Guaranty subject in each case to compliance with the applicable restrictions and other provisions of Section 2.17(iii),

6.14 Anti-Terrorism Laws. Borrower shall not, at any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (d) fail to deliver to Lender any certification or other evidence reasonably requested from time to time by Lender in its sole discretion, confirming the compliance of Borrower with this section.

6.15 Acquisitions and Investments. Borrower will not, nor will it permit any Subsidiary of Borrower to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries of Borrower), or commitments therefor, or become or remain a partner in any partnership or joint venture, or to make any Entity Acquisition of any Person, except:

(i) Cash Equivalents;

(ii) Investments in existing Subsidiaries of Borrower, Investments in Subsidiaries of Borrower formed for the purpose of developing or acquiring multifamily properties, or Investments in existing or newly formed joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing multifamily properties;

(iii) transactions permitted pursuant to Section 6.12;

(iv) Investments permitted pursuant to Section 6.23; and

(v) Entity Acquisitions of Persons whose primary operations consist of the ownership, development, operation and management of multifamily properties;

provided that, after giving effect to such Entity Acquisitions and Investments, Borrower continues to comply with all its covenants herein. Entity Acquisitions permitted pursuant to this Section 6.15 shall be deemed to be “Permitted Acquisitions”.

6.16 Liens. Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of Borrower or any of its Subsidiaries, except:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens which secure payments of obligations not more than 120 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii) Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv) Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or its Subsidiaries; and

(v) Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.

Liens permitted pursuant to this Section 6.16 shall be deemed to be “Permitted Liens”.

6.17 Affiliates. Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18 Hedge Contracts. Borrower will not enter into or remain liable upon, nor will it permit any Subsidiary Guarantor to enter into or remain liable upon, any Hedge Contract, except to the extent required to protect Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.

6.19 Variable Interest Indebtedness. Borrower shall not permit the outstanding principal balance of Variable Rate Indebtedness to exceed thirty percent (30%) of Total Asset Value at any time.

6.20 Minimum Adjusted Tangible Net Worth. Borrower on a consolidated basis with Parent Guarantor and Borrower’s Subsidiaries shall maintain an Adjusted Tangible Net Worth of not less than $75,000,000 plus seventy-five percent (75%) of the equity contributions or sales of Capital Stock received by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries after the Agreement Execution Date, net of the expenses of obtaining such equity contributions or making such sales.

6.21 Indebtedness and Cash Flow Covenants. Borrower on a consolidated basis with Parent Guarantor and Borrower’s Subsidiaries shall not permit:

(i) Total Funded Indebtedness divided by Total Asset Value to exceed sixty-five percent (65%) at any time;

(ii) The ratio of Adjusted Total EBITDA to Fixed Charges to be less than 1.35 to 1.00 at any time; or

(iii) The aggregate amount of Recourse Indebtedness, excluding the Obligations under this Agreement, to exceed five percent (5%) of Total Asset Value at any time; or

(iv) Any Recourse Indebtedness that is not also Secured Indebtedness.

6.22 Environmental Matters. Borrower and its Subsidiaries shall:

(i) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants of Borrower and its Subsidiaries, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so is not reasonably expected to have a Material Adverse Effect.

(ii) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings is not be reasonably expected to have a Material Adverse Effect, or (ii) Borrower has determined in good faith that contesting the same is not in the best interests of Borrower and its Subsidiaries and the failure to contest the same is not reasonably expected to have a Material Adverse Effect.

(iii) Defend, indemnify and hold harmless the Lender, and its officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Borrower, its Subsidiaries or their Projects or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

6.23 Permitted Investments. The Consolidated Group’s aggregate Investment in Unimproved Land, Development Assets and Notes Receivable (with each asset valued at its cost basis under GAAP) shall not at any time exceed ten percent (10%) of Total Asset Value. All Projects owned by Investment Affiliates must be (i) stabilized Projects and (ii) financed only with Non-Recourse Indebtedness.

6.24 Intentionally Omitted.

6.25 Further Assurances. Borrower shall, at no cost to Borrower, and upon the reasonable request of the Lender, execute and deliver or cause to be executed and delivered, to the Lender such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents.

6.26 Distribution of Income to Borrower. Borrower shall cause all of its Subsidiaries to promptly distribute to Borrower (but not less frequently than once each fiscal quarter of Borrower unless otherwise approved by the Lender), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices or (c) funding of reserves required by the terms of any deed of trust, mortgage or similar lien encumbering any Projects of such Subsidiary.

6.27 ERISA. Borrower shall not create, maintain or become obligated to contribute to any Plan or Multiemployer Plan, as such terms are defined in Sections 3(2), 3(37) and 4001(a)(3) of ERISA without Lender’s prior written consent, which consent shall not be unreasonably withheld.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:
7.1	Nonpayment of any principal payment on the Note when due.

7.2 Nonpayment of interest upon the Note or of any fee or other amount due under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3 The breach of Sections 6.2, 6.10, 6.11, 6.12, 6.16, 6.19, 6.20, 6.21 or 6.23 hereof.

7.4 Any representation or warranty made or deemed made by Parent Guarantor, Borrower or any Subsidiary Guarantor to the Lender under or in connection with this Agreement or any material certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.5 The breach by Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2, 7.3 or 7.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Lender, or if such breach is not susceptible of being so remedied using commercially reasonable efforts within such thirty (30) day period and so long as Borrower shall have commenced and shall thereafter diligently pursue cure of the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower to remedy such breach, such additional period not to exceed ninety (90) days.

7.6 Failure of Parent Guarantor, Borrower or any of Borrower’s Subsidiaries to pay when due either any Recourse Indebtedness in excess of $5,000,000 in the aggregate or any non-recourse Total Funded Indebtedness in excess of $20,000,000 in the aggregate (collectively, “Material Indebtedness”); or the default by Parent Guarantor, Borrower or any of Borrower’s Subsidiaries in the performance of any term, provision or condition contained in any agreement which causes any such Material Indebtedness to be due and payable prior to the stated maturity thereof.

7.7 Parent Guarantor, Borrower, any Subsidiary Guarantor or any Material Subsidiary of Borrower shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any all or substantially all of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (v) take any corporate action to authorize any of the foregoing actions set forth in this Section 7.7.

7.8 A receiver, trustee, examiner, liquidator or similar official shall be appointed for Parent Guarantor, Borrower, any Subsidiary Guarantor or any Material Subsidiary of Borrower or for all or substantially all of the Property of Parent Guarantor, Borrower any Subsidiary Guarantor or any Material Subsidiary, or a proceeding described in Section 7.7(iv) shall be instituted against Parent Guarantor, Borrower any Subsidiary Guarantor or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

7.9 Parent Guarantor, Borrower or any Subsidiary Guarantor shall disavow, revoke or terminate any Loan Document or shall otherwise challenge or contest the validity or enforceability of any Loan Document.

7.10 Parent Guarantor, Borrower or any Subsidiary Guarantor shall fail within thirty (30) days to pay, bond or otherwise discharge any judgments, warrants, writs of attachment, execution or similar process or orders for the payment of money in an amount which, when added to all other judgments, warrants, writs, executions, processes or orders outstanding against Parent Guarantor, Borrower or any Subsidiary Guarantor would exceed One Million Dollars ($1,000,000) in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith and which are not covered in full by valid and collectible insurance policies, subject to customary deductible amounts.

7.11 The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.

7.12 Any Change of Control shall occur.

7.13 Any Change in Management shall occur.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration. If any Default described in Sections 7.7 or 7.8 occurs with respect to Borrower, the obligations of the Lender to make Advances hereunder shall automatically terminate and the Facility Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Default occurs, so long as a Default exists Lender shall have no obligation to make any Advances and, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lender to make Advances hereunder and declare the Facility Obligations to be due and payable, or both, whereupon if accelerated (i) the Facility Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, may take all actions to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by Borrower and any Subsidiary Guarantor under the Loan Documents.

8.2 Amendments. Lender and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lender or Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall be effective unless it is in writing and is executed by both the Borrower and the Lender.

8.3 Preservation of Rights. No delay or omission of the Lender in exercising any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of a Default or the inability of Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

8.4 Application of Funds. After the acceleration of the Facility Obligations as provided for in Section 8.1 (or after the Facility Obligations have automatically become immediately due and payable) any amounts received on account of the Obligations shall be applied by the Lender in the following order:

(i) to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (excluding principal and interest but including reasonable Lender attorney costs and amounts payable under Article III) payable to the Lender;

(ii) to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and other Obligations, due to the Lender;

(iii) to payment of that portion of the Obligations constituting unpaid principal of the Advances due to the Lender; and

(iv) to payment of that portion of the Obligations constituting Related Swap Obligations ratably among the Lender and any Affiliate of Lender holding such Related Swap Obligations in proportion to the respective amounts described in this clause (iv) held by them; and

(v) the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of Borrower contained in this Agreement shall survive delivery of the Note and the making of the Advances herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, Lender shall not be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Taxes. Any taxes (excluding taxes on the overall net income of the Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by Borrower, together with interest and penalties, if any.

9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among Borrower and the Lender and supersede all prior commitments, agreements and understandings between Borrower and the Lender relating to the subject matter thereof.

9.6 Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7 Attorneys’ Fees and Expenses. Borrower agrees to pay all costs, expenses (including reasonable attorneys’ fees), and disbursements incurred by Lender on Borrower’s behalf (a) in all efforts made to enforce payment of the Obligations or effect collection of any Collateral, (b) in connection with entering into, modifying, amending, and enforcing this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (c) in maintaining, storing, or preserving any Collateral, or in instituting, enforcing and foreclosing on Lender’s security interest in any Collateral, or possession of any premises containing any Collateral, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender’s transactions with Borrower, or (e) in connection with any advice given to Lender with respect to its rights and obligations under this Agreement and all related agreements. Expenses being reimbursed by Borrower under this section include costs and expenses incurred in connection with sums paid or incurred to take any action required of Borrower under the Loan Documents that Borrower fails to pay or take.

9.8 Accounting Terms. All accounting terms not specifically defined herein shall be defined in accordance with GAAP. All financial computations to be made under this Agreement, unless otherwise specifically provided herein, shall be construed in accordance with GAAP. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent Guarantor, Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

9.9 Uniform Commercial Code Terms. All capitalized terms used herein with reference to the Collateral and defined in the Uniform Commercial Code as adopted in the State of Delaware from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

9.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.11 Nonliability of Lender. The relationship between Borrower, on the one hand, and the Lender on the other, shall be solely that of borrower and lender. Lender shall have no fiduciary responsibilities to Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

9.12 CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

9.13 CONSENT TO JURISDICTION. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN COLUMBUS, OHIO.

9.14 Jury Waiver. The parties hereto acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between or among them, but that such right may be waived. Accordingly, the parties agree that, notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it shall in their best interests to waive such right, and, accordingly, hereby waive such right to a jury trial, and further agree that the best forum for hearing any claim, dispute, or lawsuit, if any, arising in connection with this Agreement, the Loan Documents, or the relationship among the parties hereto, in each case whether now existing or hereafter arising, or whether sounding in contract or tort or otherwise, shall be a court of competent jurisdiction sitting without a jury.

9.15 Assignment. The Lender may pledge or otherwise hypothecate this Agreement or any of its rights and security hereunder, including the Note and other Loan Documents to any third party (including, without limitation, any bank, participant or financial institution), and in case of such pledge or hypothecation, the Lender shall provide written notice of such pledge or hypothecation to Borrower within three (3) Business Days thereafter, and Borrower will accord full recognition thereto and agree that all rights and remedies of the Lender in connection with the interest so pledged or hypothecated shall be enforceable against Borrower by such third party with the same force and effect and to the same extent as the same would have been enforceable by the Lender but for such pledge or hypothecation, and any such third party shall agree to be bound by the Lender’s obligations under the Loan Documents. The Lender may assign this Agreement or any of its rights and security hereunder, including the Note and other Loan Documents to any third party (including, without limitation, any bank, participant or financial institution) approved by Borrower (so long as no Default has occurred), which approval shall not be unreasonably withheld, conditioned or delayed, and, provided Borrower has approved such assignment, Borrower will accord full recognition thereto and agree that all rights and remedies of the Lender in connection with the interest so assigned shall be enforceable against Borrower by such third party with the same force and effect and to the same extent as the same would have been enforceable by the Lender but for such assignment, and any such assignee shall agree to be bound by the Lender’s obligations under the Loan Documents. The Lender is authorized to disclose to any such assignee or participant any and all financial and other information in the possession of the Lender relating to any Borrowing Base Property or Parent Guarantor, Borrower or any Subsidiary Guarantor, provided that such assignee or participant agrees, in writing, to keep any and all such financial and other information confidential. Borrower may not assign any of its rights under this Agreement. Any assignment, pledge or hypothecation hereunder by Lender shall be at no cost to Borrower.

9.16 Patriot Act. IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each entity or person who opens an account or establishes a relationship with Lender.

What this means: When an entity or person opens an account or establishes a relationship with Lender, Lender may ask for the name, address, date of birth, and other information that will allow the Lender to identify the entity or person who opens an account or establishes a relationship with Lender. Lender may also ask to see identifying documents for the entity or person.

ARTICLE X

NOTICES

10.1 Giving Notice. Except as otherwise permitted by Section 2.14 with respect to certain notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile or by email (if confirmed in writing as provided below) and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted and any notice, if transmitted by email, shall be deemed given when transmitted (provided a copy of such notice is also sent by overnight delivery service on the date of such email).

10.2 Change of Address. Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XI

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and the Lender and each party has notified the other by email, facsimile or telephone that it has taken such action.

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: Independence Realty Trust, Inc., a Maryland corporation, its General Partner

By: Independence Realty Advisors, LLC, a Delaware

limited liability company, its authorized agent

By: /s/ James J. Sebra
Name: James J. Sebra
Title: Treasurer

Address for Notices:

Independence Realty Advisors, LLC

2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attn: Farrell M. Ender, President
P: 215.243.9040
F: 215.243.9097
E: farrell.ender@irtreit.com

Independence Realty Advisors, LLC
c/o RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attn: Jamie Reyle, Esquire,
Senior Vice President – Corporate Counsel
P: 215.243.9019
F: 215.405.2945
E: jreyle@raitft.com

Ledgewood
1900 Market Street, Suite 750
Philadelphia, PA 19103
Attn: Brian L. Murland, Esquire
P: 215.790.2383
F: 215.735.2513
E: bmurland@ledgewood.com

THE HUNTINGTON NATIONAL BANK,

a national banking association

By: /s/ Michael D. Mitro
Name: Michael D. Mitro
Title: Senior Vice President

200 Public Square, Suite 200
Cleveland, OH 44114
Phone: 216.515.6983
Facsimile: 877.203.6964
Attention: Mike Mitro

Email: Michael.D.Mitro@huntington.comSCHEDULE 1

LIST OF INITIAL BORROWING BASE PROPERTIES
EXHIBIT A
FORM OF NOTE

October __, 2013

Independence Realty Operating Partnership, LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of The Huntington National Bank (the “Lender”) the aggregate unpaid principal amount of all Advances made by the Lender to Borrower pursuant to Article II of the Secured Revolving Credit Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of The Huntington National Bank in Cleveland, Ohio, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Advances in full on the Maturity Date or such earlier date as may be required under the Agreement.

This Note is issued pursuant to, and is entitled to the benefits of, the Secured Revolving Credit Agreement, dated as of October   , 2013 between Borrower and Lender, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its Maturity Date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If there is a Default under the Agreement or any other Loan Document and the Lender exercises the remedies provided under the Agreement and/or any of the Loan Documents, then in addition to all amounts recoverable by the Lender under such documents, the Lender shall be entitled to receive reasonable attorneys’ fees and expenses incurred by the Lender in connection with the exercise of such remedies.

Except as expressly prohibited by applicable law, Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of Ohio.

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	INDEPENDENCE REALTY TRUST, INC., a Maryland corporation, its General Partner
By:

Name:

Title:

EXHIBIT B
COMPLIANCE CERTIFICATE

The Huntington National Bank
200 Public Square, Suite 700
Cleveland, Ohio 44114

Re:
Secured Revolving Credit Agreement dated as of October   , 2013 (as
amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”) between INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP
(the “Borrower”), and THE HUNTINGTON NATIONAL BANK (“Lender”).

Reference is made to the Agreement. Capitalized terms used in this certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, the Borrower hereby certifies to the Lender that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lender pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The undersigned hereby further certifies to the Lender that:

1. Compliance with Financial Covenants. Schedule A attached hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct in all material respects.

2. Review of Condition. The undersigned has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of Borrower set forth in the Agreement and the covenants of Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of Borrower through the reporting periods.

3. Representations and Warranties. To the undersigned’s actual knowledge, the representations and warranties of Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period (other than those representations made as of a specific date which Borrower certifies were true as of such date) except as expressly noted on Schedule B hereto.

4. Covenants. To the undersigned’s actual knowledge, during the reporting period, Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by Borrower, except as expressly noted on Schedule B hereto.

5. No Default. To the undersigned’s actual knowledge, no Default or Unmatured Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this        day of      , 201      .

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	INDEPENDENCE REALTY TRUST, INC., a Maryland corporation, its General Partner
By:

Name:

Title:

SCHEDULE A

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP
SECURED REVOLVING CREDIT FACILITY ($000s)

CORPORATE COVENANT CALCULATIONS FOR FISCAL QUARTER ENDING       , 201

1. Total Asset Value	Actual
Real Property Assets (at cost)
Cash and Cash Equivalents
Unimproved Land Development Assets
Notes Receivable
Investment Affiliate Assets (at Consolidated Group Pro Rata Share)
Total Asset Value
2. Leverage Ratio (Section 6.21(i))	Actual

Total Asset Value (A)
Facility Advances
Mortgage Indebtedness Investment Affiliate Funded Indebtedness (at Consolidated Group Pro Rata Share)
Total Funded Indebtedness (B)
Leverage Ratio (B)/(A)
Maximum Leverage Ratio (65% of TAV)
3. Fixed Charge Coverage Ratio (Section 6.21(ii))	Actual

Net Income
Add back: Interest Expense Add back: Depreciation and Amortization
EBITDA
Add back: 3rd Party Acquisition Costs
Less: Capital Expenditure Reserve
Adjusted Total EBITDA
Interest
Principal (periodic)
Preferred stock dividends — thirty-party
Total Fixed Charges
Fixed Charge Coverage Ratio
Minimum Fixed Charge Coverage Ratio (1.35 to 1.00)
4. Minimum Tangible Net Worth (Section 6.20)	Actual

Total Assets
Less: Intangible Assets
Less: Total Liabilities
Consolidated Tangible Net Worth
Plus: Accumulated Depreciation
Adjusted Tangible Net Worth
Initial Minimum Tangible Net Worth ($75,000)
75% of New Equity
Current Minimum Tangible Net Worth
5. Variable Rate Debt Limit (Section 6.19)	Actual

Total Asset Value (A)
Variable Rate Indebtedness (excluding Facility) (B)
Variable Rate Debt Percentage (B)/(A)
Maximum Variable Debt Ratio (30% of TAV)
6. Secured Recourse Indebtedness Limit (Section 6.21(iii))	Actual

Total Asset Value (A)
Secured Recourse Indebtedness (excluding Facility) (B)
Secured Recourse Indebtedness Percentage (B)/(A)
Maximum Recourse Indebtedness (5% of TAV)
7. Permitted Investment Limited	Actual

Total Asset Value (A) Unimproved Land
Development Assets
Notes Receivable
Aggregate Permitted Investments (B)
Permitted Investments Percentage (B)/(A)
Maximum Permitted Investments (10% of TAV)

AVAILABLE AMOUNT CERTIFICATE

[To Be Attached.]
EXHIBIT C
FORM OF SUBSIDIARY GUARANTY

This Subsidiary Guaranty is made as of              , 201       by [      , a      ] (the “Subsidiary Guarantor”), to and for the benefit of The Huntington National Bank and its successors and assigns (the “Lender”) and to and for the benefit of the counterparties to those certain “Hedge Contracts” giving rise to the “Related Swap Obligations” (each as defined in the Credit Agreement), if any, to the extent that any such counterparty is either Lender or an Affiliate of Lender (collectively, the “Related Creditors” and, with the Lender, the “Credit Parties”).

RECITALS

A. Independence Realty Operating Partnership, LP, a limited partnership organized under the laws of the State of Delaware (“Borrower”), has obtained from Lender a revolving credit facility available to Borrower in an aggregate principal amount of up to $20,000,000 (the “Facility”).

B. The Lender agreed to make the Facility available to Borrower pursuant to the terms and conditions set forth in a Secured Revolving Credit Agreement dated October   , 2013 between Borrower and the Lender (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

C. Borrower has executed and delivered to the Lender a promissory note in the maximum principal amount of $20,000,000 as evidence of Borrower’s indebtedness to Lender with respect to the Facility (the promissory note described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, is collectively referred to herein as the “Note”).

D. Borrower may enter into certain Hedge Contracts with Lender or Affiliates of Lender.

E. Subsidiary Guarantor is a Wholly-Owned Subsidiary of Borrower. Subsidiary Guarantor acknowledges that the extension of credit by the Lender to Borrower pursuant to the Credit Agreement and the execution and delivery of Hedge Contracts by Lender and/or Affiliates of Lender will benefit Subsidiary Guarantor by making funds available to Subsidiary Guarantor through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantor and Borrower are members. The execution and delivery of this Guaranty by Subsidiary Guarantor are conditions precedent to the performance by the Lender of its obligations under the Credit Agreement and the execution and delivery of any Hedge Contracts by the Lender and/or Affiliates of Lender.

AGREEMENTS

NOW, THEREFORE, Subsidiary Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agrees as follows:

1. Subsidiary Guarantor absolutely, unconditionally, and irrevocably guaranties to Lender and Lender’s Affiliates:

(a) the full and prompt payment of the principal of and interest on the Note when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums that may now be or may hereafter become due and owing under the Note, the Credit Agreement, and the other Loan Documents;

(b) prompt payment of the Related Swap Obligations;

(c) the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(d) the full, complete, and punctual observance, performance, and satisfaction of all of Borrower’s liabilities, obligations and debts to the Credit Parties, now existing or hereinafter incurred or created under Hedge Contracts or pursuant to the Loan Documents, whether any such indebtedness is due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery on such indebtedness may be or may become barred or unenforceable against Borrower for any reason whatsoever.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a), (b) and (c) of this Paragraph 1 are referred to herein as the “Guaranteed Indebtedness.” All obligations described in subparagraph (d) of this Paragraph 1 are referred to herein as the “Obligations.” Lender, for itself and the other Credit Parties, agrees that Subsidiary Guarantor’s obligations hereunder shall not exceed the greater of: (i) the aggregate amount of all monies received, directly or indirectly, by Subsidiary Guarantor from Borrower (whether by loan, capital infusion or other means) which either were outstanding as of the date of this Guaranty and could have been required by Borrower to be repaid as of such date or were first advanced after the date of this Guaranty, or (ii) the maximum amount of the Guaranteed Indebtedness not subject to avoidance under Title 11 of the United States Code, as same may be amended from time to time, or any applicable state law (the “Bankruptcy Code”). To that end, to the extent such obligations would otherwise be subject to avoidance under the Bankruptcy Code if Subsidiary Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, Subsidiary Guarantor’s obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render Subsidiary Guarantor insolvent, or leave Subsidiary Guarantor with an unreasonably small capital to conduct its business, or cause Subsidiary Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, as such terms are determined, and at the time such obligations are deemed to have been incurred, under the Bankruptcy Code.

2. In the event of any default by Borrower in making payment of the Guaranteed Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Subsidiary Guarantor agrees, on demand by the Lender or the holder of the Note, to pay all the Guaranteed Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Note, the Credit Agreement, and the other Loan Documents or under the applicable Hedge Contract, as the case may be, in such amounts and to the extent required in Paragraph 1 above.

3. Except as prohibited by applicable law, or otherwise expressly set forth in the Loan Documents, Subsidiary Guarantor waives any right to require Lender or any Credit Party: (a) to make presentment, protest, demand, or notice of any kind, including notice of any nonpayment of the Guaranteed Indebtedness or of any nonpayment related to any collateral securing the Guaranteed Indebtedness, or notice of any action or nonaction on the part of Borrower, any other guarantor, any surety or endorser in connection with the Guaranteed Indebtedness, Obligations, or in connection with the creation of new or additional loans or obligations; (b) to resort for payment or to proceed directly or at once against any person, including Borrower or any other guarantor; (c) to proceed directly against any collateral securing the Guaranteed Indebtedness, any other guarantor, or any other person; (d) to give notice of the terms, time, and place of any public or private sale of any personal property collateral, or to comply with any other applicable provisions of the Uniform Commercial Code; (e) to pursue any other remedy within Lender’s or any other Credit Party’s power; or (f) to commit any act or omission of any kind, or at any time, with respect to any matter whatsoever. In addition, Subsidiary Guarantor hereby waives (i) any defense (other than the defense of payment) or right of set-off that Subsidiary Guarantor may have against Borrower or which Subsidiary Guarantor or Borrower may have against the Credit Parties or the holder of the Note, and (ii) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto. Credit may be granted or continued from time to time by the Credit Parties to Borrower without notice to or authorization from Subsidiary Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Credit Parties shall have no obligation to disclose or discuss with Subsidiary Guarantor the Credit Parties’ assessment of the financial condition of Borrower. Subsidiary Guarantor acknowledges that no representations of any kind whatsoever have been made by the Credit Parties to Subsidiary Guarantor. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Credit Parties except as expressly set forth in a writing duly signed and delivered on behalf of the Credit Parties. Subsidiary Guarantor further agrees that any exculpatory language contained in the Credit Agreement, the Note, and the other Loan Documents or in the Hedge Contracts giving rise to the Related Swap Obligations shall in no event apply to this Guaranty, and will not prevent the Credit Parties from proceeding against Subsidiary Guarantor to enforce this Guaranty.

4. Subsidiary Guarantor further agrees that Subsidiary Guarantor’s liability as guarantor shall in no way be impaired by any renewals or extensions that may be made from time to time, with or without the knowledge or consent of Subsidiary Guarantor of the time for payment of interest or principal under the Note or by any forbearance or delay in collecting interest or principal under the Note, or by any waiver by the Lender under the Credit Agreement, or any other Loan Documents, or any waiver by the Related Creditors under any Hedge Contracts giving rise to the Related Swap Obligations or by the Credit Parties’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in the Note, the Credit Agreement, or any other Loan Documents or in any Hedge Contracts giving rise to a Related Swap Obligations, or by the acceptance by the Credit Parties of any security or any increase, substitution or change therein, or by the release by the Credit Parties of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Guaranteed Indebtedness, unless such payment was expressly directed to be applied to the Guaranteed Indebtedness and such direction was made in accordance with the Loan Documents, even though the Lender might lawfully have elected to apply such payments to any part or all of the Guaranteed Indebtedness, it being the intent hereof that Subsidiary Guarantor shall remain liable as principal for payment of the Guaranteed Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and the Hedge Contracts giving rise to the Related Swap Obligations and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Subsidiary Guarantor further understands and agrees that the Credit Parties may at any time enter into agreements with Borrower and/or any other guarantors to amend and modify the Note, the Credit Agreement or any of the other Loan Documents or any Hedge Contracts giving rise to the Related Swap Obligations, or any thereof, and may waive or release any provision or provisions of the Note, the Credit Agreement, or any other Loan Document or any Hedge Contracts giving rise to the Related Swap Obligations and, with reference to such instruments, may make and enter into any such agreement or agreements as the Lender, the Credit Parties, Borrower and such other guarantors may deem proper and desirable, without in any manner impairing this Guaranty or the Lender, and Credit Parties’ rights hereunder or any of Subsidiary Guarantor’s obligations hereunder.

5. This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Subsidiary Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Guaranteed Indebtedness or Obligations from time to time. Subsidiary Guarantor agrees that this Guaranty may be enforced by the Credit Parties without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with the Note, the Credit Agreement, or any of the other Loan Documents or the Hedge Contracts giving rise to the Related Swap Obligations or by or resorting to any other guaranties, and Subsidiary Guarantor hereby waives the right to require the Credit Parties to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Subsidiary Guarantor further agrees that nothing contained herein or otherwise shall prevent the Credit Parties from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under the Note, the Credit Agreement or any other Loan Documents or under the Hedge Contracts giving rise to the Related Swap Obligations, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Subsidiary Guarantor’s obligations hereunder, it being the purpose and intent of Subsidiary Guarantor that the obligations of Subsidiary Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Subsidiary Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower or any other guarantor under the Note, the Credit Agreement, or any other Loan Document or under a Hedge Contract giving rise to the Related Swap Obligations or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to the Note, the Credit Agreement, or any other Loan Document or pursuant to a Hedge Contract giving rise to the Related Swap Obligations is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Credit Party had not been made, regardless of whether such Credit Party contested the order requiring the return of such payment. The obligations of Subsidiary Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6. This Guaranty shall be assignable by the Lender to any assignee of all or a portion of the Lender’s rights under the Loan Documents pursuant to and in accordance with the Credit Agreement or by any Related Creditor to any assignee of all or a portion of such Related Creditor’s rights under any Hedge Contract.

7. If: (i) this Guaranty, the Note, or any of the Loan Documents or any Hedge Contract are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Lender or any Credit Party in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, the Note, the Credit Agreement, or any Loan Document or any Hedge Contract; (iii) an attorney is retained to enforce any of the other Loan Documents or a Hedge Contract or to provide advice or other representation with respect to the Loan Documents or a Hedge Contract in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Lender or any Credit Party in any other legal proceedings whatsoever in connection with this Guaranty, the Note, the Credit Agreement, any of the Loan Documents or any Hedge Contract giving rise to the Related Swap Obligations, or any property subject thereto (other than any action or proceeding brought by any Loan Party against the Lender alleging a breach by the Lender of its duties under the Loan Documents), then Subsidiary Guarantor shall pay to the Lender or such Credit Party upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8. The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Credit Parties or the holder of the Note under the remainder of this Guaranty shall continue in full force and effect.

9. Any indebtedness of Borrower to Subsidiary Guarantor now or hereafter existing is hereby subordinated to the Guaranteed Indebtedness.  Subsidiary Guarantor will not seek, accept, or retain for Subsidiary Guarantor’s own account, any payment from Borrower on account of such subordinated debt at any time when a Default has occurred and is continuing beyond any applicable notice and cure period under the Credit Agreement or the Loan Documents, and any such payments to Subsidiary Guarantor made while any such event has occurred and is continuing on account of such subordinated debt shall be collected and received by Subsidiary Guarantor in trust for the Credit Parties and shall be paid over to the Lender or to the applicable Related Creditor, as the case may be, on account of the Guaranteed Indebtedness without impairing or releasing the obligations of Subsidiary Guarantor hereunder.

10. Subsidiary Guarantor hereby subordinates to the Guaranteed Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Subsidiary Guarantor may have against Borrower or any other guarantor arising from a payment made by Subsidiary Guarantor under this Guaranty and agree that, until the entire Guaranteed Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Subsidiary Guarantor or the Credit Parties or any right of Subsidiary Guarantor or the Credit Parties to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Credit Parties for the payment of the Guaranteed Indebtedness and performance of the Obligations, nor shall Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantor hereunder. It is expressly understood that the agreements of Subsidiary Guarantor set forth above constitute additional and cumulative benefits given to the Credit Parties for their security and as an inducement for their extension of credit to Borrower.

11. Any amounts received by a Credit Party from any source on account of the Guaranteed Indebtedness shall be applied by such Credit Party toward the payment of such Guaranteed Indebtedness, and in such order of application, as such Credit Party may from time to time elect.

12. Subsidiary Guarantor hereby submits to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Subsidiary Guarantor hereby consents to the jurisdiction of either any state court in Cleveland, Ohio, or the United States District Court sitting in Cleveland, Ohio, in any action, suit, or proceeding which the Lender or a Credit Party may at any time wish to file in connection with this Guaranty or any related matter. Subsidiary Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection which Subsidiary Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph 12 shall not be deemed to preclude the Lender or a Credit Party from filing any such action, suit, or proceeding in any other appropriate forum.

13. All notices and other communications provided to any party hereto under this Guaranty shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

To Subsidiary Guarantor:
c/o RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attention: Jamie Reyle, Esquire,
Senior Vice President – Corporate Counsel
Telephone: 215-243-9019 Facsimile: 215-405-2945 With a copy to:
Ledgewood
1900 Market Street, Suite 750
Philadelphia, PA 19103 Attention: Telephone: Facsimile:	Brian L. Murland, Esq. 215-731-9450 215-735-2513

To Lender:
200 Public Square, Suite 700
Cleveland, OH 44114
Attention: Mike Mitro
Phone:	216-515-6983

Facsimile: 877-203-6964
With a copy to:
Dentons US LLP
233 South Wacker Drive, Suite 7800
Chicago, Illinois 60606
Attention: Telephone: Facsimile:	Patrick G. Moran, Esq. 312-876-8132 312-876-7934

If to any Related Creditor, to its address set forth in the applicable Hedge Contract.

14. This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Subsidiary Guarantor and shall inure to the benefit of the Credit Parties’ successors and assigns.

15. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Ohio without any regard to conflict of law principles that would result in the application of any law other than the laws of Ohio.

16. SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING WITH RESPECT TO THIS GUARANTY, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, SUBSIDIARY GUARANTOR AGREES THAT, NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER SUBSIDIARY GUARANTOR BELIEVES AND AGREES THAT IT SHALL BE IN SUBSIDIARY GUARANTOR’S BEST INTERESTS TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVES SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREES THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS GUARANTY OR THE RELATIONSHIP AMONG BORROWER, LENDER, ANY OTHER GUARANTOR, AND SUBSIDIARY GUARANTOR, WHETHER NOW EXISTING OR HEREAFTER ARISING, OR WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

17. Notwithstanding anything to the contrary set forth in this Guaranty, the Subsidiary Guarantor shall automatically be released from the Guaranteed Obligations, and this Guaranty shall be automatically terminated, cancelled and of no further force or effect, upon the occurrence of a Borrowing Base Release Transaction with respect to the Subsidiary Project in accordance with and subject to compliance with the terms and conditions of a Borrower Base Release Transaction including those set forth in Section 2.17(iii) of the Credit Agreement.

IN WITNESS WHEREOF, Subsidiary Guarantor has delivered this Guaranty as of the date first written above.

SUBSIDIARY GUARANTOR:

By:
Name:

Title:

EXHIBIT D
PARENT GUARANTY

This Parent Guaranty (this “Guaranty”) is made as of October      , 2013 by Independence Realty Trust, Inc., a Maryland corporation (“Guarantor”), to and for the benefit of The Huntington National Bank and its successors and assigns (the “Lender”) and to and for the benefit of the counterparties to those certain “Hedge Contracts” giving rise to the “Related Swap Obligations” (each as defined in the Credit Agreement), if any, to the extent that any such counterparty is either Lender or an Affiliate of Lender (collectively, the “Related Creditors” and, with the Lender, the “Credit Parties”).

RECITALS

A. Independence Realty Operating Partnership, LP, a limited partnership formed under the laws of the State of Delaware (“Borrower”) and Guarantor have requested that the Lender make a secured credit facility available to Borrower in an aggregate principal amount of up to $20,000,000 (the “Facility”).

B. The Lender has agreed to make the Facility available to Borrower pursuant to the terms and conditions set forth in a Secured Revolving Credit Agreement of even date herewith between Borrower and the Lender (as amended, modified or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

C. Borrower has executed and delivered or will execute and deliver to the Lender a promissory note in the maximum principal amount of $20,000,000 as evidence of Borrower’s indebtedness to Lender with respect to the Facility (the promissory note described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, is collectively referred to herein as the “Note”).

D. Guarantor is the general partner of Borrower. Guarantor acknowledges that the extension of credit by the Lender to Borrower pursuant to the Credit Agreement will benefit Guarantor by enhancing the financial strength of the consolidated group of which Guarantor and Borrower are members. The execution and delivery of this Guaranty by Guarantor are conditions precedent to the performance by the Lender of its obligations under the Credit Agreement.

AGREEMENTS

NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agrees as follows:

1. Guarantor absolutely, unconditionally, and irrevocably guaranties to the Lender:

(a) the full and prompt payment of the principal of and interest on the Note when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums that may now be or may hereafter become due and owing under the Note, the Credit Agreement, and the other Loan Documents;

(b) prompt payment of the Related Swap Obligations;

(c) the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and

(d) the full, complete, and punctual observance, performance, and satisfaction of all of Borrower’s liabilities, obligations and debts to the Credit Parties Lender, now existing or hereinafter incurred or created under Hedge Contracts or pursuant to the Loan Documents, whether any such indebtedness is due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery on such indebtedness may be or may become barred or unenforceable against Borrower for any reason whatsoever.

All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a), (b) and (c) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”

2. In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by the Lender or the holder of the Note or a Related Swap Obligation, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Note, the Credit Agreement, the other Loan Documents, or the applicable Hedge Contract, as the case may be.

3. Except as prohibited by applicable law or as otherwise expressly set forth in the Loan Documents, Guarantor waives any right to require Lender or any other Credit Party: (a) to make presentment, protest, demand, or notice of any kind, including notice of any nonpayment of the Facility Indebtedness or of any nonpayment related to any collateral securing the Facility Indebtedness, or notice of any action or nonaction on the part of Borrower, any other guarantor, any surety or endorser in connection with the Facility Indebtedness, Obligations, or in connection with the creation of new or additional loans or obligations; (b) to resort for payment or to proceed directly or at once against any person, including Borrower or any other guarantor; (c) to proceed directly against any collateral securing the Facility Indebtedness, any other guarantor, or any other person; (d) to give notice of the terms, time, and place of any public or private sale of any personal property collateral, or to comply with any other applicable provisions of the Uniform Commercial Code; (e) to pursue any other remedy within Lender’s or any other Credit Party’s power; or (f) to commit any act or omission of any kind, or at any time, with respect to any matter whatsoever. In addition, Guarantor hereby waives (i) any defense (other than defense of payment) or right of set-off that Guarantor may have against Borrower or which Guarantor or Borrower may have against the Credit Parties or the holder of the Note, and (ii) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto. Credit may be granted or continued from time to time by the Credit Parties to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Credit Parties shall have no obligation to disclose or discuss with Guarantor the Credit Parties’ assessment of the financial condition of Borrower. Guarantor acknowledges that no representations of any kind whatsoever have been made by the Credit Parties to Guarantor. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Credit Parties except as expressly set forth in a writing duly signed and delivered on behalf of the Credit Parties. Guarantor further agrees that any exculpatory language contained in the Credit Agreement, the Note, and the other Loan Documents or in the Hedge Contracts giving rise to the Related Swap Obligations shall in no event apply to this Guaranty, and will not prevent the Credit Parties from proceeding against Guarantor to enforce this Guaranty.

4. Guarantor further agrees that Guarantor’s liability as guarantor shall in no way be impaired by any renewals or extensions that may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under the Note or by any forbearance or delay in collecting interest or principal under the Note, or by any waiver by the Lender under the Credit Agreement, or any other Loan Documents, or any waiver by the Related Creditors under any Hedge Contracts giving rise to the Related Swap Obligations, or by the Credit Parties’ failure or election not to pursue any other remedies it may have against Borrower, or by any change or modification in the Note, the Credit Agreement, any other Loan Documents, or the Hedge Contracts giving rise to the Related Swap Obligations, or by the acceptance by the Credit Parties of any security or any increase, substitution or change therein, or by the release by the Credit Parties of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness (unless such payment was expressly directed to be applied to the Facility Indebtedness and such direction was made in accordance with the Loan Documents), even though the Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all Facility Indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, the other Loan Documents, this Guaranty, and the Hedge Contracts giving rise to the Related Swap Obligations have been performed, notwithstanding any act or thing that might otherwise operate as a legal or equitable discharge of a surety. Guarantor further understands and agrees that the Lender may at any time enter into agreements with Borrower and/or any other guarantor to amend or modify the Note, the Credit Agreement, any of the other Loan Documents, or the Hedge Contracts giving rise to the Related Swap Obligations, and may waive or release any provision or provisions of the Note, the Credit Agreement, any other Loan Document, or the Hedge Contracts giving rise to the Related Swap Obligations, and, with reference to such instruments, may make and enter into any such agreement or agreements as the Credit Parties, Borrower and such other guarantors may deem proper and desirable, without in any manner impairing this Guaranty or any of the Credit Parties’ rights hereunder or any of Guarantor’s obligations hereunder.

5. This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Guarantor agrees that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time. Guarantor agrees that this Guaranty may be enforced by the Credit Parties without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with the Note, the Credit Agreement, any of the other Loan Documents or the Hedge Contracts giving rise to the Related Swap Obligations, or by or resorting to any other guaranties, and Guarantor hereby waives the right to require the Credit Parties to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein or otherwise shall prevent the Credit Parties from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under the Note, the Credit Agreement, any other Loan Documents or the Hedge Contracts giving rise to the Related Swap Obligations, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the purpose and intent of Guarantor that the obligations of Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower or any other guarantor under the Note, the Credit Agreement, or any other Loan Document, or under the Hedge Contracts giving rise to the Related Swap Obligations, or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to the Note, the Credit Agreement, or any other Loan Document, or pursuant to any Hedge Contract giving rise to the Related Swap Obligations is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to the Lender had not been made, regardless of whether the Lender contested the order requiring the return of such payment. The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.

6. This Guaranty shall be assignable by the Lender to any assignee of all or a portion of the Lender’s rights under the Loan Documents or the Hedge Contracts pursuant to and in accordance with the Credit Agreement or by any Related Creditor to any assignee of all or a portion of such Related Creditor’s rights under any Hedge Contract.

7. If: (i) this Guaranty, the Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent any Credit Party in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, the Note, the Credit Agreement, any Loan Document, or the Hedge Contracts giving rise to the Related Swap Obligations; (iii) an attorney is retained to enforce any of the other Loan Documents or a Hedge Contract or to provide advice or other representation with respect to the Loan Documents or a Hedge Contract in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Lender in any other legal proceedings whatsoever in connection with this Guaranty, the Note, the Credit Agreement, any of the Loan Documents, or the Hedge Contracts giving rise to the Related Swap Obligations, or any property securing the Facility Indebtedness thereto (other than any action or proceeding brought by any Loan Party against the Lender alleging a breach by the Lender of its duties under the Loan Documents), then Guarantor shall pay to the Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.

8. The parties hereto intend that each provision in this Guaranty comports with all applicable law. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of competent jurisdiction to violate any applicable law or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Lender or the holder of the Note under the remainder of this Guaranty shall continue in full force and effect.

9. Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated indebtedness at any time when a Default has occurred and is continuing beyond any applicable notice and cure period under the Credit Agreement or the Loan Documents, and any such payments to Guarantor made while such event has occurred and is continuing on account of such subordinated Indebtedness shall be collected and received by Guarantor in trust for the Lender and shall be paid over to the Lender or the applicable Related Creditor, as the case may be, on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.

10. Guarantor hereby subordinates to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantor may have against Borrower or any other guarantor arising from a payment made by Guarantor under this Guaranty and agrees that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantor or the Lender or any right of Guarantor or the Lender to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lender for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder. It is expressly understood that the agreements of Guarantor set forth above constitute additional and cumulative benefits given to the Lender for its security and as an inducement for its extension of credit to Borrower.

11. Any amounts received by the Lender from any source on account of any Facility Indebtedness shall be applied by the Lender toward the payment of such Facility Indebtedness, and in such order of application as is set forth in the Credit Agreement.

12. Guarantor hereby submits to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of either any state court in Cleveland, Ohio or the United States District Court sitting in Cleveland, Ohio, in any action, suit, or proceeding that the Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection that Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph 12 shall not be deemed to preclude the Lender from filing any such action, suit, or proceeding in any other appropriate forum.

13. All notices and other communications provided to any party hereto under this Guaranty shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

To Guarantor:

c/o RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, PA 19104
Attention: Jamie Reyle, Esquire,
Senior Vice President – Corporate Counsel
Telephone: 215-243-9019
Facsimile: 215-405-2945

With a copy to:
Ledgewood
1900 Market Street, Suite 750
Philadelphia, PA 19103
Attention: Telephone: Facsimile:	Brian L. Murland, Esq. 215-731-9450 215-735-2513

To Lender:

200 Public Square, Suite 700
Cleveland, OH 44114
Attention: Mike Mitro
Phone:	216-515-6983

Facsimile: 877-203-6964

With a copy to:

Dentons US LLP
233 South Wacker Drive, Suite 7800
Chicago, Illinois 60606
Attention: Telephone: Facsimile:	Patrick G. Moran, Esq. (312) 876-8132 (312) 876-7934

14. This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of the Lender’s successors and assigns.

15. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Ohio without any regard to conflict of law principles that would result in the application of any law other than the laws of Ohio.

16. GUARANTOR ACKNOWLEDGES AND AGREES THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING WITH RESPECT TO THIS GUARANTY, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, GUARANTOR AGREES THAT, NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER GUARANTOR BELIEVES AND AGREES THAT IT SHALL BE IN GUARANTOR’S BEST INTERESTS TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVES SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREES THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS GUARANTY OR THE RELATIONSHIP AMONG BORROWER, LENDER, ANY OTHER GUARANTOR, AND GUARANTOR, WHETHER NOW EXISTING OR HEREAFTER ARISING, OR WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Guarantor has executed and delivered this Parent Guaranty as of the date first written above.

INDEPENDENCE REALTY TRUST, INC., a Maryland corporation

By: Independence Realty Advisors, LLC, a Delaware limited liability company, its authorized agent

By:
Name:
Title:

EXHIBIT E

BORROWING NOTICE

      , 201

The Huntington National Bank
200 Public Square, Suite 700
Cleveland, OH 44114

Borrowing Notice

Independence Realty Operating Partnership LP (“Borrower”) hereby requests an Advance pursuant to Section 2.9 of the Secured Revolving Credit Agreement, dated as of October   , 2013 (as amended or modified from time to time, the “Credit Agreement”) between Borrower and you (the “Lender”).

An Advance is requested to be made in the amount of $     , to be made on       , 201      . Such Advance shall be a [LIBO] [Prime Commercial Rate] Advance. Such Advance is related to the Borrowing Base Property commonly known as       . The Available Per Property Amount for this Borrowing Base Property is       . The total amount of Advances (including the Advance to be made pursuant to this Borrowing Notice) allocated to this Borrowing Base Property is       .

The proceeds of the requested loan shall be directed to the following account:

Wiring Instructions:
(Bank Name)
(ABA No.)
(Beneficiary)
(Account No. to Credit)
(Notification Requirement)

In support of this request, Borrower hereby agrees to the Lender that acceptance of the proceeds of such Advance by Borrower shall be deemed to be a further representation and warranty that all requirements of Section 4.2 of the Credit Agreement in connection with such Advance have been satisfied at the time such proceeds are disbursed.

Date:      , 201

BORROWER:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	INDEPENDENCE REALTY TRUST, INC., a Maryland corporation, its General Partner
By:

Name:

Title:EXHIBIT F

FORM OF COLLATERAL ASSIGNMENT OF INTERESTS

THIS COLLATERAL ASSIGNMENT OF INTERESTS (this “Assignment”), made this        day of October, 2013, by INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a limited partnership organized under the laws of the State of Delaware (“Assignor”) to THE HUNTINGTON NATIONAL BANK, a national banking association (“Lender”).

W I T N E S S E T H:

WHEREAS, Assignor is the direct or indirect and beneficial owner of 100% of the membership interests of each of the limited liability companies set forth on Exhibit “A” attached hereto and made a part hereof (collectively, the “Companies”);

WHEREAS, the Companies are presently governed by the certificates of organization and limited liability company agreements described on Exhibit “A” attached hereto opposite the name of the respective Company (collectively, the “Organizational Agreements”);

WHEREAS, Assignor and Lender entered into that certain Secured Revolving Credit Agreement of even date herewith (as the same may be varied, extended, supplemented, consolidated, amended, replaced, increased, renewed, modified or amended, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Lender has agreed to provide a secured credit facility to Assignor in the aggregate amount of up to $20,000,000 (the “Facility”);

WHEREAS, as a condition to the execution of the Credit Agreement and the making of the Advances thereunder, the Lender has required that Assignor execute this Assignment;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

Grant of Security Interest. As collateral security for the payment and performance by Assignor of its duties, responsibilities and obligations under this Assignment and the other Loan Documents (which duties, responsibilities and obligations of Assignor are hereinafter referred to collectively as the “Obligations”), Assignor does hereby transfer, assign, pledge and convey to the Lender, and does hereby grant a security interest the Lender, in and to the following:

All right, title, interest and claims of Assignor now or hereafter acquired as the direct and beneficial owner of 100% of the limited liability company interests in the Companies (the “Pledged Equity Interests”) together with any and all voting rights and privileges attaching to, existing or arising in connection with the Pledged Equity Interests (including without limitation the right to become the sole member in any of the Companies, and the right to remove the manager of any of the Companies), any and all other securities, cash, certificates or other property, option or right in respect of, in addition to or substitution or exchange for any of the Pledged Equity Interests or any of the foregoing, or other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for the Pledged Equity Interests; and

Any and all profits, proceeds, income, dividends, distributions, payments upon dissolution or liquidation of any of the Companies, and any return of capital, repayment of loans, and payments of any kind or nature whatsoever, now or hereafter distributable or payable by any of the Companies to Assignor, by reason of Assignor’s interest in the Companies, or now or hereafter distributable or payable to Assignor from any other source by reason of Assignor being a member or partner in any of the Companies, by reason of services performed by Assignor for or on behalf of any of the Companies, and any and all proceeds from any transfer, assignment or pledge of any interest of Assignor in, or claim or right against, any of the Companies (regardless of whether such transfer, assignment or pledge is permitted under the terms hereof or the other Loan Documents), and all claims, choses in action or things in action now or hereafter arising against any of the Companies (collectively, the “Distributions”); and

All notes or other documents or instruments now or hereafter evidencing or securing any such Distributions from any of the Companies; and

All rights of Assignor to collect and enforce payment of the Distributions pursuant to the terms of any of the Organizational Agreements or otherwise; and

All proceeds of any of the foregoing.

All of the foregoing described in this Section 2 is hereinafter referred to collectively as the “Collateral.”

Obligations Secured. This Assignment secures the payment and performance by Assignor of the Obligations.

Assignor hereby irrevocably designates and appoints Lender its true and lawful attorney-in-fact, which appointment is coupled with an interest, either in the name of Lender, or in the name of Assignor, at Assignor’s sole cost and expense, and regardless of whether or not the Lender becomes the sole member in any of the Companies (including without limitation the right to become the sole member in any of the Companies, and the right to remove the manager of any of the Companies), to take any or all of the following actions at such time as a Default has occurred and is continuing:

to ask, demand, sue for, attach, levy, settle, compromise, collect, recover, receive and give receipt for any and all Collateral and to take any and all actions as Lender may deem necessary or desirable in order to realize upon the Collateral, or any portion thereof, including, without limitation, making any statements and doing and taking any actions on behalf of Assignor which are otherwise required of Assignor under the terms of any agreement as conditions precedent to the payment of the Distributions, and the right and power to endorse, in the name of Assignor, any checks, notes, drafts and other instruments received in payment of all or any portion of the Collateral; and

to institute one or more actions against any of the Companies or any member thereof in connection with the collection of the Distributions, to prosecute to judgment, settle or dismiss any such actions, and to make any compromise or settlement deemed desirable, in Lender’s sole discretion, with respect to such Distributions, to extend the time of payment, arrange for payment in installments or otherwise modify the terms of any of the Organizational Agreements with respect to the Distributions or release any of the Companies or any member thereof, from their respective obligations to pay any Distribution, without incurring responsibility to, or affecting any liability of, Assignor under any of the Organizational Agreements; it being specifically understood and agreed, however, that Lender shall not be obligated in any manner whatsoever to exercise any such power or authority or be in any way responsible for the collection of or realizing upon the Collateral, or any portion thereof. The foregoing appointment is irrevocable and continuing and any such rights, powers and privileges shall be exclusive in Lender, its successors and assigns until this Assignment terminates as provided in Section 12, below.

Warranties and Covenants. Assignor does hereby warrant and represent to, and covenants and agrees with Lender, as follows:

This Assignment has been duly executed and delivered by Assignor and constitutes the valid, legal and binding obligation of Assignor.

None of the Pledged Equity Interests is evidenced by any certificate, instrument, document or other writing other than the Organizational Agreements.

True, correct and complete copies of each of the Organizational Agreements, together with all amendments thereto, have been delivered to Lender by Assignor, each of the Organizational Agreements is in full force and effect and is enforceable in accordance with its terms, and, so long as this Assignment remains in effect, Assignor shall not materially modify, materially amend, cancel, release, surrender or terminate, or permit the material modification, material amendment, cancellation, release, surrender or termination of, any of the Organizational Agreements, or dissolve, liquidate or permit the expiration of any of the Organizational Agreements or the termination or cancellation thereof, without in each instance the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

Assignor is and shall remain the sole lawful, beneficial and record owner of the Pledged Equity Interests, and the right to receive the Distributions, free and clear of all liens, restrictions, claims, pledges, encumbrances, charges, claims of third parties and rights of set-off or recoupment whatsoever (other than those in favor of Lender hereunder), and Assignor has the full and complete right, power and authority to grant a security interest in the Collateral in favor of the Lender, in accordance with the terms and provisions of this Assignment. Assignor is not and will not become a party to or otherwise be bound by or subject to any agreement, other than the Loan Documents, that restricts in any manner the rights of any present or future holder of the Collateral with respect thereto. No Person has any option, right of first refusal, right of first offer or other right to acquire all or any portion of the Collateral.

This Assignment creates a valid and binding first priority security interest in the Collateral securing the payment and performance of the Obligations. Neither Assignor nor any other Person has performed, nor will Assignor perform or permit any such other Person to perform, any acts which might prevent Lender from enforcing the terms and conditions of this Assignment or which would limit Lender in any such enforcement.

Assignor consents (to the extent applicable law does not prohibit Assignor from pre-consenting), and hereby directs the applicable Company to so consent, to the admission of Lender or any other purchaser of the Pledged Equity Interests upon a foreclosure sale as a substitute partner of such Company with all of the rights and privileges of a member of the same type as Assignor under the applicable Organizational Agreements in the event that Lender exercises its rights under this Assignment and Lender or such other purchaser succeeds to ownership of all or any portion of the Pledged Equity Interests.

Assignor’s correct legal name indicated on the public record of Assignor’s jurisdiction, mailing address, identity or corporate structure, residence or chief executive office, jurisdiction of organization, organizational identification number, and federal tax identification number, are as set forth on Schedule 1 attached hereto and by this reference made a part hereof. Assignor has been using or operating under said name, identity or corporate structure without change for the time period set forth on Schedule 1 attached hereto. In order to perfect the pledge and security interests granted herein against Assignor, an appropriate UCC Financing Statement must be filed with the Secretary of State of Delaware. Assignor covenants and agrees that Assignor shall not change any of the matters addressed by the first two sentences of this subsection unless it has given Lender thirty (30) days prior written notice of any such change and caused to be filed at the request of Lender, or Lender’s counsel to file, such additional financing statements or other instruments in such jurisdictions as Lender may deem necessary or advisable in its sole discretion to prevent any filed financing statement from becoming misleading or losing its perfected status.

Assignor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements, documents, endorsements, assurances and instruments as Lender may reasonably at any time request in connection with the administration or enforcement of this Assignment or related to the Collateral or any part thereof or in order to better assure and confirm unto Lender its rights, powers and remedies hereunder. Without limiting the generality of the foregoing, at any time and from time to time, Assignor shall, at the request of Lender, make, execute, acknowledge, and deliver or authorize the execution and delivery of and where appropriate, cause to be recorded and/or filed and from time to time thereafter to be re-recorded and/or refiled at such time in such offices and places as shall be deemed desirable by Lender all such other and further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, certificates and other documents as Lender from time to time may require for the better assuring, conveying, assigning and confirming to Lender the Collateral and the rights hereby conveyed or assigned or intended now or hereafter to be conveyed or assigned, and for carrying out the intention or facilitating the performance of the terms of this Assignment. Upon any failure of Assignor to do so, Lender may make, execute, record, file, re-record and/or refile, acknowledge and deliver any and all such further assignments, security agreements, financing statements, continuation statements, endorsements, assurances, instruments, certificates and documents for and in the name of Assignor, and Assignor hereby irrevocably appoints Lender the agent and attorney-in-fact with full power of substitutions of Assignor so to do. This power is coupled with an interest and is irrevocable. Without limiting the generality of the foregoing, Assignor will obtain such waivers of lien, estoppel certificates or subordination agreements as Lender may reasonably require to insure the priority of its security interest in the Collateral. Assignor also shall furnish to Lender such evidence as Lender reasonably may require from time to time to establish a valid security interest in and to further protect and perfect its security interest in the Collateral.

Assignor hereby authorizes Lender, its counsel or its representative, at any time and from time to time, to file financing statements, amendments and continuations that describe or relate to the Collateral or any portion thereof in such jurisdictions as Lender may deem necessary or desirable in order to perfect the security interests granted by Assignor under this Assignment or any other Loan Document, and such financing statements may contain, among other items as Lender may deem advisable to include therein, the federal tax identification number and organizational number of Assignor. Lender shall upon request provide Assignor with copies of any and all such filings made by Lender.

The Pledged Equity Interests and the Distributions are not and will not (A) be dealt in or traded on securities exchanges or in securities markets, (B) be “investment company securities” (as defined in Section 8-103(b) of the UCC), and (C) be credited to a securities account. None of the Organizational Documents expressly provides that the Pledged Equity Interests are securities governed by Article 8 of the Uniform Commercial Code of any jurisdiction.

General Covenants. Assignor covenants and agrees that, so long as this Assignment is continuing:

Except as may be specifically set forth in the Credit Agreement, Assignor shall not, without the prior written consent of Lender, which consent may be withheld by Lender in its sole and absolute discretion, directly or indirectly or by operation of law, sell, transfer, assign, dispose of, pledge, convey, option, mortgage, hypothecate or encumber any of the Collateral.

Assignor shall at all times defend the Collateral against all claims and demands of all Persons at any time claiming any interest in the Collateral adverse to Lender’s interest in the Collateral as granted hereunder.

Assignor shall perform in all material respects all of its duties, responsibilities and obligations under each of the Organizational Agreements and with respect to the Collateral.

Assignor shall pay all taxes and other charges against the Collateral on or before the date that any late fees or liens are assessed against such Collateral for non-payment.

Assignor shall promptly deliver to Lender as additional Collateral any note or other document or instrument entered into after the date hereof which evidences, constitutes, guarantees or secures any of the Distributions or any right to receive a Distribution, which notes or other documents and instruments shall be accompanied by such endorsements or assignments as Lender may require to create a perfected security interest therein in favor Lender.

Assignor will provide to Lender such documents and reports respecting the Collateral in such form and detail as Lender may reasonably request from time to time.

Anything herein to the contrary notwithstanding, (i) Assignor shall remain liable under each of the Organizational Agreements and all other contracts, agreements and instruments included in, giving rise to, creating, establishing, evidencing or relating to the Collateral to the extent set forth therein to perform all of its duties and obligations (including, without limitation, any obligation to make capital contributions or provide other funds to such entities) to the same extent as if this Assignment had not been executed, (ii) the exercise by Lender of any of its rights hereunder shall not release Assignor from any of its duties or obligations under any of the Organizational Agreements or any such contracts, agreements and instruments, and (iii) Lender shall have no obligation or liability under any of the Organizational Agreements or any such contract, agreement or instrument by reason of this Assignment, nor shall Lender be obligated to perform any of the obligations or duties of Assignor thereunder or to take any action to collect or enforce any claim for payment or other right or privilege assigned to Lender hereunder.

If Assignor shall at any time be entitled to receive or shall receive any certificate or other property, option or right upon, in respect of, as an addition to, or in substitution or exchange for any of the Collateral (other than cash distributions), whether for value paid by Assignor or otherwise, Assignor agrees that the same shall be deemed to be Collateral and shall be delivered directly to Lender in each case, accompanied by proper instruments of assignment and powers duly executed by Assignor in such a form as may be required by Lender, to be held by Lender subject to the terms hereof, as further security for the Obligations (except as otherwise provided herein with respect to the application of the foregoing to the Obligations). If Assignor receives any of the foregoing directly, Assignor agrees to hold such property in trust for the benefit of Lender, and to surrender such property to Lender immediately. In the event that Assignor purchases or otherwise acquires or obtains any additional interest in any Company, or any rights or options to acquire such interest, all rights to receive profits, proceeds, accounts, income, dividends, distributions or other payments as a result of such additional interest, rights and options shall automatically be deemed to be a part of the Collateral. All certificates, if any, representing such interests shall be promptly delivered to Lender, together with assignments related thereto, or other instruments appropriate to transfer a certificate representing any such interest, duly executed in blank.

Event of Default. An Event of Default shall exist hereunder upon the occurrence of any of the following:

The occurrence of a Default under the Credit Agreement; or

Any amendment to or termination of a financing statement naming Assignor as debtor and Lender as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than Lender or Lender’s counsel without the prior written consent of Lender and the effect of such filing is not completely nullified to the reasonable satisfaction of Lender within ten (10) days after written notice to Assignor thereof.

Remedies.

Upon the occurrence and during the continuance of any Event of Default hereunder, Lender may take any action deemed by Lender to be necessary or appropriate to the enforcement of the rights and remedies of Lender under this Assignment and the other Loan Documents, including, without limitation, the exercise of its rights and remedies with respect to any or all of the Pledged Equity Interests. The remedies of Lender shall include, without limitation, all rights and remedies specified in the Loan Documents and this Assignment (including, but not limited to, the right to become a member and the right to remove any manager of the Companies), all remedies of Lender under applicable general or statutory law, and the remedies of a secured party under the UCC, regardless of whether the UCC has been enacted or enacted in that form in any other jurisdiction in which such right or remedy is asserted. In addition to such other remedies as may exist from time to time, whether by way of set-off, banker’s lien, consensual security interest or otherwise, upon the occurrence and during the continuance of an Event of Default hereunder, Lender is authorized at any time and from time to time, without notice to or demand upon Assignor (any such notice or demand being expressly waived by Assignor) to charge any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender to or for the credit of or the account of Assignor against any and all of the Obligations, irrespective of whether or not Lender shall have made any demand for payment and although such Obligations may be unmatured. Any notice required by law, including, but not limited to, notice of the intended disposition of all or any portion of the Collateral, shall be reasonable and properly given in the manner prescribed for the giving of notice herein, and, in the case of any notice of disposition, if given at least ten (10) business days prior to such disposition. Lender may require Assignor to assemble the Collateral and make it available to Lender at any place to be designated by Lender which is reasonably convenient to both parties. It is expressly understood and agreed that, except as prohibited by applicable law, Lender shall be entitled to dispose of the Collateral at any public or private sale, and that Lender shall be entitled to bid and purchase at any such sale without recourse to judicial proceedings and without either demand, appraisement, advertisement or notice (except such notice as is otherwise required under this Assignment or by applicable law) of any kind, all of which are expressly waived. In the event that Lender is the successful bidder at any public or private sale of the Collateral or any portion thereof, the amount bid by the Lender may be credited against the Obligations as provided in the Credit Agreement. To the extent the Collateral consists of marketable securities, Lender shall not be obligated to sell such securities for the highest price obtainable, but shall sell them at the market price available on the date of sale. Lender shall not be obligated to make any sale of the Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Collateral may have been given. Lender may, without notice or publication, adjourn any public sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Each such purchaser at any such sale shall hold the Collateral sold absolutely free from claim or right on the part of Assignor. In the event that any consent, approval or authorization of any Governmental Agency or commission will be necessary to effectuate any such sale or sales, Assignor shall execute all such applications or other instruments as Lender may deem reasonably necessary to obtain such consent, approval or authorization. Lender may notify any account debtor or obligor with respect to the Collateral to make payment directly to Lender, and may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral as Lender may determine whether or not the Obligations are due, and for the purpose of realizing Lender’s rights therein, Lender may receive, open and dispose of mail addressed to Assignor and endorse notes, checks, drafts, money orders, documents of title or other evidences of payment, shipment or storage of any form of Collateral on behalf and in the name of Assignor, as its attorney-in-fact. In addition, Assignor hereby irrevocably designates and appoints Lender its true and lawful attorney-in-fact either in the name of Lender or Assignor to (i) sign Assignor’s name on any Collateral, drafts against account debtors, assignments, any proof of claim in any bankruptcy or other insolvency proceeding involving any account debtor, any notice of lien, claim of lien or assignment or satisfaction of lien, or on any financing statement or continuation statement under the UCC; (ii) send verifications of accounts receivable to any account debtor; and (iii) in connection with a transfer of the Collateral as described above, sign in Assignor’s name any documents necessary to transfer title to the Collateral to Lender or any third party. All acts of said power of attorney are hereby ratified and approved and Lender shall not be liable for any mistake of law or fact made in connection therewith. This power of attorney is coupled with an interest and shall be irrevocable so long as any amounts remain unpaid on any of the Obligations. All remedies of Lender shall be cumulative to the full extent provided by law, all without liability except to account for property actually received, but the Lender shall have no duty to exercise such rights and shall not be responsible for any failure to do so or delay in so doing. Pursuit by Lender of certain judicial or other remedies shall not abate nor bar other remedies with respect to the Obligations or to other portions of the Collateral. Lender may exercise its rights to the Collateral without resorting or regard to other collateral or sources of security or reimbursement for the Obligations. In the event that any transfer tax, deed tax, conveyance tax or similar tax is payable in connection with the foreclosure, conveyance in lieu of foreclosure or otherwise of all or any portion of the Collateral, Assignor shall pay such amount to Lender upon demand and if Assignor fail to pay such amount on demand, Lender may advance such amount on behalf of Assignor and the amount thereof shall become a part of the Obligations and bear interest at the rate for overdue amounts under the Credit Agreement until paid.

If Assignor fails to perform any agreement or covenant contained in this Assignment beyond any applicable period for notice and cure, Lender may itself perform, or cause to be performed, any agreement or covenant of Assignor contained in this Assignment that Assignor fails to perform, and the cost of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Lender in connection therewith, shall be payable by Assignor upon demand and shall constitute a part of the Obligations and shall bear interest at the rate for overdue amounts as set forth in the Credit Agreement.

Whether or not an Event of Default has occurred hereunder and whether or not Lender is the absolute owner of the Collateral, Lender may take such action as Lender may deem necessary to protect the Collateral or its security interest therein, Lender being hereby authorized to pay, purchase, contest and compromise any encumbrance, charge or lien that in the reasonable judgment of Lender appears to be prior or superior to its security interest, and in exercising any such powers and authority to pay necessary expenses, employ counsel and pay reasonable attorney’s fees; provided, however, if no Event of Default then exists and is continuing hereunder, Lender must notify Assignor prior to taking any action pursuant to this Section 7(c) and must allow Assignor to participate with Lender in any such action. Any such advances made or expenses incurred by Lender shall be deemed advanced under the Loan Documents, shall increase the indebtedness evidenced and secured thereby, shall be payable upon demand and shall bear interest at the rate for overdue payments set forth in the Credit Agreement.

Any certificates or securities held by Lender as Collateral hereunder may, at any time, and at the option of Lender, be registered in the name of Lender or its nominee, endorsed or assigned in blank or in the name of any nominee and Lender may deliver any or all of the Collateral to the issuer or issuers thereof for the purpose of making denominational exchanges or registrations or transfer or for such other purposes in furtherance of this Assignment as Lender may deem desirable. Until the occurrence of an Event of Default hereunder, Assignor shall retain the right to vote any of the Collateral, or exercise membership rights, in a manner not inconsistent with the terms of this Assignment and the other Loan Documents, and Lender hereby grants to Assignor its proxy to enable Assignor to so vote any of the Collateral (except that Assignor shall not have any right to exercise any such power if the exercise thereof would violate or result in a violation of any of the terms of this Assignment or any of the other Loan Documents). At any time after the occurrence and during the continuance of any Event of Default hereunder, Lender or its nominee shall, without notice or demand, automatically have the sole and exclusive right to give all consents, waivers and ratifications in respect of the Collateral and exercise all voting, approval or other rights at any meeting of the members of any of the Companies, respectively (and the right to call such meetings) or otherwise (and to give written consents in lieu of voting thereon), and exercise any and all rights of conversion, exchange, subscription or any of the rights, privileges or options pertaining to the Collateral and otherwise act with respect thereto and thereunder as if Lender or its nominee were the absolute owner thereof (all of such rights of the Assignor ceasing to exist and terminating upon the occurrence and during the continuance of an Event of Default hereunder) including, without limitation, the right to exchange, at its discretion, any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or the readjustment of the issuer thereof, all without liability except to account for property actually received and in such manner as Lender shall determine in its sole and absolute discretion, but Lender shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for the failure to do so or delay in so doing. The exercise by Lender of any of its rights and remedies under this paragraph shall not be deemed a disposition of collateral under Article 9 of the UCC nor an acceptance by Lender of any of the Collateral in satisfaction of the Obligations.

Duties of Lender. The powers conferred on Lender hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender’s duty with reference to the Collateral shall be solely to use reasonable care in the custody and preservation of the Collateral, which shall not include any steps necessary to preserve rights against prior parties. Lender shall have no responsibility or liability for the collection of any Collateral or by reason of any invalidity, lack of value or uncollectability of any of the payments received by it.

Indemnification.

It is specifically understood and agreed that this Assignment shall not operate to place any responsibility or obligation whatsoever upon Lender, or cause Lender to be, or to be deemed to be, a member in any of the Companies and that in accepting this Assignment, Lender neither assumes nor agrees to perform at any time whatsoever any obligation or duty of Assignor under any of the Organizational Agreements or any other mortgage, indenture, contract, agreement or instrument to which Assignor is a party or to which it is subject unless and until Lender exercises its right to become a member in a Company, and in such event only with respect to such Company, or take affirmative action to perform any such obligation or duty pursuant to the terms and conditions of Section 7 above, all of which obligations and duties shall be and remain Assignor’s primary responsibility.

Assignor agrees to indemnify, defend and hold Lender harmless from and against any and all claims, expenses, losses and liabilities growing out of or resulting from this Assignment (including, without limitation, enforcement of this Assignment or acts taken or omitted to be taken by Lender hereunder or in connection therewith), except claims, expenses, losses or liabilities resulting from Lender’s gross negligence or willful misconduct.

Assignor upon demand shall pay to Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and disbursements of counsel actually incurred (including those incurred in any appeal), and of any experts and agents, which Lender may incur in connection with (i) the administration of this Assignment, (ii) the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Lender hereunder, or (iv) the failure by Assignor to perform or observe any of the provisions hereof.

Security Interest Absolute. All rights of Lender, and the security interests hereunder, and all of the Obligations secured hereby, shall be absolute and unconditional, irrespective of:

Any lack of validity or enforceability of the Loan Documents or any other agreement or instrument relating thereto;

Any change in the time (including any extensions of the maturity date of the Loan as provided in the Credit Agreement), manner or place of payment of, or in any other term of, all or any of the Obligations or any other amendment or waiver of or any consent to any departure from the Loan Documents;

Any exchange, release or nonperfection of any other collateral for the Obligations, or any release or amendment or waiver of or consent to departure from any of the Loan Documents with respect to all or any part of the Obligations; or

Any other circumstance (other than payment of the Obligations in full) that might otherwise constitute a defense available to, or a discharge of, Assignor, the other Loan Parties or any third party for the Obligations or any part thereof.

Amendments and Waivers. No amendment or waiver of any provision of this Assignment nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or omission of Lender to exercise any right, power or remedy accruing upon any Event of Default hereunder shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default hereunder, or acquiescence therein; and every right, power and remedy given by this Assignment to Lender may be exercised from time to time and as often as may be deemed expedient by Lender. Failure on the part of Lender to complain of any act or failure to act that constitutes an Event of Default hereunder, irrespective of how long such failure continues, shall not constitute a waiver by Lender of Lender’s rights hereunder or impair any rights, powers or remedies consequent on any Event of Default hereunder. Assignor hereby waives to the extent permitted by applicable laws all rights that Assignor has or may have under and by virtue of the UCC and any federal, state, county or municipal statute, regulation, ordinance, Constitution or charter, now or hereafter existing, similar in effect thereto providing any right of Assignor to notice and to a judicial hearing prior to seizure by Lender of any of the Collateral. Assignor hereby waives and renounces for itself, its heirs, successors and assigns, presentment, demand, protest, advertisement or notice of any kind (except for any notice required by law or the Loan Documents), any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, homestead, redemption and appraisement now provided or that may hereafter be provided by the Constitution and laws of the United States and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement of this Assignment and the collection of any of the Obligations.

Continuing Security Interest; Transfer of Loan; Release of Collateral. This Assignment shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the indefeasible payment in full of the Obligations and the Lender has no further obligation to make any Advances of the Facility, (b) be binding upon Assignor and its heirs, successors and assigns, and (c) inure, together with the rights and remedies of the Lender hereunder, to the benefit of Lender and its respective successors, transferees and assigns. Upon the indefeasible payment in full of the Obligations and the termination or expiration of any obligation of the Lender to make further Advances, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Assignor. Upon any such termination, Lender will, at Assignor’s expense, execute and deliver to Assignor such documents as Assignor shall reasonably request to evidence such termination.

Securities Laws and Other Limitations. In view of the position of Assignor in relation to the Collateral, or because of other current or future circumstances, a question may arise under the federal and state securities laws or the Organizational Agreements. Assignor understands that compliance with the federal and state securities laws or the Organizational Agreements might very strictly limit the course of conduct of Lender if Lender were to attempt to dispose of all or any part of the Collateral in accordance with the terms hereof, and might also limit the extent to which or the manner in which any subsequent transferee of any Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Lender in any attempt to dispose of all or part of the Collateral in accordance with the terms hereof under applicable Blue Sky or other state securities laws. Assignor recognizes that in light of the foregoing restrictions and limitations Lender may, with respect to any sale of the Collateral, limit the purchasers to those who will agree, among other things, to acquire such Collateral for their own account, for investment, and not with a view to the distribution or resale thereof and who are able to satisfy any conditions or requirements set forth in the Organizational Agreements and Lender may sell the Collateral in parcels and at such times and to such Persons as Lender may reasonably determine is necessary to comply with such conditions or requirements. Assignor acknowledges and agrees that in light of the foregoing restrictions and limitations, the Lender in its sole and absolute discretion may, upon the occurrence and during the continuance of an Event of Default hereunder, and otherwise in accordance with federal and state securities law and the Organizational Agreements, (a) proceed to make such a sale whether or not a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under the federal and state securities laws (b) approach and negotiate with a single potential purchaser to effect such sale and (c) sell the Collateral in parcels and at such times and in such manner and to such Persons as Lender may reasonably determine is necessary to comply with such conditions and requirements. Assignor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller if such sale were a public sale without such restrictions. In the event of any such sale, Lender shall incur no responsibility or liability for selling all or any part of the Collateral in accordance with the terms hereof at a price that Lender, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached or if all the Collateral were sold at a single sale. Assignor further agrees that any sale or sales by Lender of the Collateral made as provided in Section 7 and this Section 13 shall be commercially reasonable. The provisions of this Section 13 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Lender sells. Lender shall not be liable to Assignor for any loss in the value of any portion of the Collateral by reason of any delay in the sale of the Collateral.

Governing Law; Terms. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF OHIO (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OF ANY JURISDICTION).

Notices. Each notice, demand, election or request provided for or permitted to be given pursuant to this Assignment must be in writing and shall be deemed to have been properly given or served if given in the manner prescribed in the Credit Agreement.

No Unwritten Agreements. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Miscellaneous. Time is of the essence of this Assignment. Title or captions of paragraphs hereof are for convenience only and neither limit nor amplify the provisions hereof. If, for any circumstances whatsoever, fulfillment of any provision of this Assignment shall involve transcending the limited validity presently prescribed by law, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein operates or would prospectively operate to invalidate this Assignment, in whole or in part, then such clause or provision only shall be void, as though not herein contained, and the remainder of this Assignment shall remain operative and in full force and effect. If more than one entity comprises the Assignor, the liability of each such entity shall be joint and several

Modifications, Etc. Assignor hereby consents and agrees that the Lender may at any time and from time to time, without notice to or further consent from Assignor, either with or without consideration, surrender any property or other security of any kind or nature whatsoever held by it or by any Person on its behalf or for its account, securing the Obligations; substitute for any Collateral so held by it, other collateral of like kind; agree to modification of the terms of the Loan Documents; extend or renew the Loan Documents for any period; grant releases, compromises and indulgences with respect to the Loan Documents for any period or to any persons or entities now or hereafter liable thereunder or hereunder; release any guarantor, endorser or any other Person liable with respect to the Obligations; or take or fail to take any action of any type whatsoever; and no such action that the Lender shall take or fail to take in connection with the Loan Documents, or any of them, or any security for the payment of the Obligations or for the performance of any obligations or undertakings of Assignor, nor any course of dealing with Assignor or any other person, shall release Assignor’s obligations hereunder, affect this Assignment in any way or afford Assignor any recourse against Lender.

Attorney-in-Fact. Notwithstanding anything to the contrary contained in this Assignment, Lender agrees that Lender will not take any action as attorney-in-fact of Assignor as permitted hereunder unless and until an Event of Default has occurred hereunder and then only during the continuance of such Event of Default.

Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Assignment by signing any such counterpart.

Future Supplements. Assignor may from time to time, in connection with the inclusion of more Borrowing Base Properties under the Credit Agreement, provide additional Pledged Equity Interests as Collateral by executing and delivering to Lender a supplement hereto adding to Exhibit “A” the required information describing the added Pledged Equity Interests and Companies.

Automatic Termination. Notwithstanding anything to the contrary set forth in Section 12 above or otherwise in this Assignment, at such time as a Borrower Base Release Transaction occurs pursuant to the terms and conditions of the Credit Agreement (including Section 2.17(iii) of the Credit Agreement), the security interest granted hereby with respect to the Company that owns, directly or indirectly, such Borrowing Base Property, shall terminate, all rights to the Collateral in such Company shall revert to Assignor, Exhibit “A” of this Assignment shall be amended to reflect the removal of the Pledged Equity Interests in such Company as Collateral hereunder and Lender shall promptly take all action required pursuant to Section 2.17(iii)(c) of the Credit Agreement.

IN WITNESS WHEREOF, Assignor and Lender have executed this Assignment under seal on the date first above written.

ASSIGNOR:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Independence Realty Trust, Inc., a Maryland corporation, its General Partner

By: Independence Realty Advisors, LLC, a Delaware limited liability company, its authorized agent

By:
Name:
Title:

LENDER:

THE HUNTINGTON NATIONAL BANK, a national banking

association

By:
Name:
Title: